Filed Pursuant to Rule 424(b)(5)
Registration No. 333-161767
CALCULATION OF REGISTRATION FEE

Title of Each Class of	Maximum Aggregate	Amount of
Securities Offered	Offering Price	Registration Fee (1)
1.375% Notes due 2012	$1,250,000,000	$89,125

(1)	The filing fee of $89,125 is calculated in accordance with Rule 457(r) of the Securities Act of 1933.
Prospectus Supplement to Prospectus dated September 4, 2009
$1,250,000,000

The Procter & Gamble Company
1.375% Notes due 2012

          The notes will mature on August 1, 2012. Interest on the notes will be payable on February 1 and August 1 of each year. Interest on the notes will accrue from February 8, 2010. The first interest payment date for the notes will be August 1, 2010. We may redeem some or all of the notes at any time at the redemption price described in this prospectus supplement.
     See “Risk Factors” beginning on page S-3 to read about important factors you should consider before buying the notes.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Public offering price	99.927%	$1,249,087,500
Underwriting discount	0.175%	$2,187,500
Proceeds, before expenses, to us	99.752%	$1,246,900,000
     The initial public offering price set forth above does not include accrued interest, if any. Interest on the notes will accrue from February 8, 2010 and must be paid by the purchasers if the notes are delivered after February 8, 2010. The notes will not be listed on any securities exchange.

     We expect to deliver the notes to investors through the book-entry delivery system of The Depository Trust Company and its participants, including Clearstream, Luxembourg and Euroclear, on or about February 8, 2010.
Joint Book-Running Managers

BofA Merrill Lynch	Deutsche Bank Securities	Goldman, Sachs & Co.
Senior Co-Managers

Citi	HSBC	J.P. Morgan	Morgan Stanley	RBS
Co-Managers

Barclays Capital	UBS Investment Bank	The Williams Capital Group, L.P.
Prospectus Supplement dated February 1, 2010

TABLE OF CONTENTS
Prospectus Supplement

ABOUT THIS PROSPECTUS SUPPLEMENT
     This prospectus supplement contains the terms of this offering of notes. This prospectus supplement, or the information incorporated by reference in this prospectus supplement, may add to, update or change the information in the accompanying prospectus. If information in this prospectus supplement, or the information incorporated by reference in this prospectus supplement, is inconsistent with the accompanying prospectus, this prospectus supplement, or the information incorporated by reference in this prospectus supplement, will apply and will supersede that information in the accompanying prospectus.
     It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information in the documents we have referred you to in “Incorporation of Documents By Reference” in this prospectus supplement.
     No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement or the accompanying prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus supplement or the accompanying prospectus, nor any sale made hereunder or thereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus supplement or the accompanying prospectus, or that the information contained or incorporated by reference herein or therein is correct as of any time subsequent to the date of such information.
     The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in certain jurisdictions may be restricted by law. This prospectus supplement and the accompanying prospectus do not constitute an offer, or an invitation on our behalf or on behalf of the underwriters, to subscribe to or purchase, any of the notes, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation. See “Underwriting.”
     Unless otherwise specified, all references in this prospectus supplement to: (a) “Procter & Gamble,” “P&G,” “the Company,” “we,” “us,” and “our” are to The Procter & Gamble Company and its subsidiaries; (b) “fiscal” followed by a specific year are to our fiscal year ended or ending June 30 of that year; (c) “U.S. dollars,” “dollars,” “U.S. $” or “$” are to the currency of the United States of America; and (d) “euros” or “€” are to the single currency introduced in January 1999 pursuant to the Treaty establishing the European Community, as amended.

THE COMPANY
     The Procter & Gamble Company was incorporated in Ohio in 1905, having been built from a business founded in 1837 by William Procter and James Gamble. Today, we manufacture and market a broad range of consumer products in many countries throughout the world. Our principal executive offices are located at One Procter & Gamble Plaza, Cincinnati, Ohio 45202, and our telephone number is (513) 983-1100.
     In the United States, as of June 30, 2009, we owned and operated 36 manufacturing facilities. These facilities were located in 22 different states. In addition, we owned and operated 105 manufacturing facilities in 43 other countries. Many of the domestic and international facilities produced products for multiple businesses.

RISK FACTORS
     We discuss our expectations regarding future performance, events and outcomes, such as our business outlook and objectives in this document, as well as in our annual report, quarterly reports, current reports on Form 8-K, press releases and other written and oral communications. All statements, except for historical and present factual information, are “forward-looking statements” and are based on financial data and business plans available only as of the time the statements are made, which may become out of date or incomplete. We assume no obligation to update any forward-looking statements as a result of new information, future events, or other factors. Forward-looking statements are inherently uncertain, and investors must recognize that events could significantly differ from our expectations.
     The following discussion of “risk factors” identifies the most significant factors that may adversely affect our business, operations, financial position or future financial performance. This information should be read in conjunction with Management’s Discussion and Analysis and the consolidated financial statements and related notes included in our annual report, quarterly reports, and current reports on Form 8-K which are incorporated by reference into this document. The following discussion of risks is not all inclusive but is designed to highlight what we believe are important factors to consider when evaluating our expectations. These factors could cause our future results to differ from those in the forward-looking statements and from historical trends.
A material change in consumer demand for our products could have a significant impact on our business.
     We are a consumer products company and rely on continued global demand for our brands and products. To achieve business goals, we must develop and sell products that appeal to consumers. This is dependent on a number of factors including our ability to develop effective sales, advertising and marketing programs in an increasingly fragmented media environment. We expect to achieve our financial targets, in part, by shifting our portfolio towards faster growing, higher margin businesses. If demand and growth rates fall substantially below expected levels or our market share declines significantly in these businesses, our results could be negatively impacted. This could occur due to unforeseen negative economic or political events or to changes in consumer trends and habits. In addition, our continued success is dependent on leading-edge innovation, with respect to both products and operations. This means we must be able to obtain patents that lead to the development of products that appeal to our consumers across the world.
The ability to achieve our business objectives is dependent on how well we can respond to our local and global competitors.
     Across all of our categories, we compete against a wide variety of global and local competitors. As a result, there are ongoing competitive product and pricing pressures in the environments in which we operate, as well as challenges in maintaining profit margins. To address these challenges, we must be able to successfully respond to competitive factors, including pricing, promotional incentives and trade terms, as well as technological advances and patents granted to competition.
Our businesses face cost pressures which could affect our business results.
     Our costs are subject to fluctuations, particularly due to changes in commodity prices, raw materials, cost of labor, foreign exchange and interest rates. Therefore, our success is dependent, in part, on our continued ability to manage these fluctuations through pricing actions, cost savings projects (including outsourcing projects), sourcing decisions and certain hedging transactions. In the manufacturing and general overhead areas, we need to maintain key manufacturing and supply arrangements, including any key sole supplier and sole manufacturing plant arrangements.
We face risks associated with significant international operations.
     We conduct business across the globe with a significant portion of our sales outside the United States. As a result, we are subject to a number of risks, including, but not limited to, changes in exchange rates for foreign currencies, which may reduce the U.S. dollar value of revenues and earnings received and/or balances held by or invested in our foreign subsidiaries, as well as exchange controls and other limits on our ability to repatriate earnings from outside the U.S. that can increase our exposure. We have sizable businesses and maintain local currency cash balances in a number of foreign countries with exchange controls, including, but not limited to, Venezuela, China and India. Our results of operations and/or financial condition could be adversely impacted if we are unable to successfully manage these risks. Further, we expect to achieve our financial targets, in part, by achieving disproportionate growth in developing regions. Should growth rates or our market share fall substantially below expected levels in these regions, our results could be negatively impacted. In addition, economic changes, terrorist activity and political unrest may result in business interruption, inflation, deflation or decreased demand for our products. Our success will depend, in part, on our ability to manage continued global political and/or economic uncertainty, especially in our significant geographical markets, as well as any political or economic disruption due to terrorist and other hostile activities.
If the reputation of one or more of our leading brands erodes significantly, it could have a material impact on our financial results.
     Our financial success is directly dependent on the success of our brands, particularly our billion-dollar brands. The success of these brands can suffer if our marketing plans or product initiatives do not have the desired impact on a brand’s image or its ability to attract consumers. Further, our results could be negatively impacted if one of our leading brands suffers a substantial impediment to its reputation due to real or perceived quality issues.
Our ability to successfully adapt to ongoing organizational change could impact our business results.
     We have executed a number of significant business and organizational changes including acquisitions, divestitures and workforce optimization projects to support our growth strategies. We expect these types of changes to continue for the foreseeable future. Successfully managing these changes, including retention of key employees, is critical to our business success. In addition, we are generally a build-from-within company, and our success is dependent on identifying, developing and retaining key employees to provide uninterrupted leadership and direction for our business. Further, our financial targets assume a consistent level of productivity improvement. If we are unable to deliver expected productivity improvements, while continuing to invest in business growth, our financial results could be adversely impacted.
Our ability to successfully manage ongoing acquisition and divestiture activities could impact our business results.
     As a company that manages a portfolio of consumer brands, our ongoing business model involves a certain level of acquisition and divestiture activities. We must be able to successfully manage the impacts of these activities, while at the same time delivering against base business objectives. Specifically, our financial results could be adversely impacted if: 1) we are not able to deliver the expected cost and growth synergies associated with our acquisitions, 2) changes in the cash flows or other market-based assumptions cause the value of acquired assets to fall below book value or 3) we are unable to offset the dilutive impacts from the loss of revenue streams associated with divested brands.
Our business is subject to regulation in the U.S. and abroad.
     Changes in laws, regulations and the related interpretations may alter the environment in which we do business. This includes changes in environmental, competitive and product-related laws, as well as changes in accounting standards and taxation requirements. Accordingly, our ability to manage regulatory, tax and legal matters (including product liability, patent, and intellectual property matters), and to resolve pending legal matters without significant liability, including the competition law and antitrust investigations described in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, which could require us to take significant reserves in excess of amounts accrued to date or pay significant fines during a reporting period, may materially impact our results. In addition, as a U.S. based multinational company we are also subject to tax regulations in the U.S. and multiple foreign jurisdictions, some of which are interdependent. For example, certain income that is earned and taxed in countries outside the U.S. is not taxed in the U.S., provided those earnings are indefinitely reinvested outside the U.S. If these or other tax regulations should change, our financial results could be impacted.

A material change in customer relationships or in customer demand for our products could have a significant impact on our business.
     Our success is dependent on our ability to successfully manage relationships with our retail trade customers. This includes our ability to offer trade terms that are acceptable to our customers and are aligned with our pricing and profitability targets. Our business could suffer if we cannot reach agreement with a key customer based on our trade terms and principles. Further, there is a continuing trend towards retail trade consolidation, which can create significant cost and margin pressure and could lead to more complex work across broader geographic boundaries for both us and key retailers. This can be particularly difficult when major customers are addressing local trade pressures or local law and regulation changes. In addition, our business would be negatively impacted if a key customer were to significantly reduce the range or inventory level of our products.
We face risks related to the current credit crisis.
     We currently generate significant operating cash flows, which combined with access to the credit markets provides us with significant discretionary funding capacity. However, current uncertainty in global economic conditions, resulting from disruptions in credit markets, poses a risk to the overall economy that could impact consumer and customer demand for our products, as well as our ability to manage normal commercial relationships with our customers, suppliers and creditors, including financial institutions. If the current situation deteriorates significantly, our business could be negatively impacted, including such areas as reduced demand for our products from a slow-down in the general economy, supplier or customer disruptions resulting from tighter credit markets and/or temporary interruptions in our ability to conduct day-to-day transactions through our financial intermediaries involving the payment to or collection of funds from our customers, vendors and suppliers. If the current credit crisis were to continue to worsen such that we were unable to access the credit market, it could impair our ability to fund discretionary spending.
A failure of a key information technology system, process or site could have a material adverse impact on our ability to conduct business.
     We rely extensively on information technology systems, some of which are managed by third-party service providers, to interact with internal and external stakeholders. These interactions include, but are not limited to, ordering and managing materials from suppliers, converting materials to finished products, shipping product to customers, processing transactions, summarizing and reporting results of operations, complying with regulatory, legal or tax requirements, and other processes necessary to manage the business. If our systems are damaged or cease to function properly due to any number of causes, ranging from catastrophic events to power outages to security breaches, and our business continuity plans do not effectively compensate on a timely basis, we may suffer interruptions in our ability to manage operations which may adversely impact our results of operations and/or financial condition.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION
     The following summary consolidated financial information as of December 31, 2009 and for the six month periods ended December 31, 2009 and December 31, 2008 has been derived from our unaudited consolidated financial statements contained in our Quarterly Report on Form 10-Q for the quarter ended December 31, 2009. The summary consolidated information as of June 30, 2009 has been derived from our audited consolidated financial statements contained in our Current Report on Form 8-K filed on January 29, 2010. The results for the interim period ended December 31, 2009 are not necessarily indicative of the results for the full fiscal year.

	Six Months Ended December 31,
	2009	2008
	(Amounts in Millions Except Per
	Share Amounts)
NET SALES	$40,834	$40,746
Cost of products sold	19,134	20,357
Selling, general and administrative expense	12,597	11,948

OPERATING INCOME	9,103	8,441
Interest expense	511	693
Other non-operating income, net	76	347

EARNINGS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	8,668	8,095
Income taxes on continuing operations	2,492	2,167

NET EARNINGS FROM CONTINUING OPERATIONS	6,176	5,928
NET EARNINGS FROM DISCONTINUED OPERATIONS	1,790	2,424

NET EARNINGS	$7,966	$8,352

PER COMMON SHARE:
Basic net earnings from continuing operations	$2.08	$1.96
Basic net earnings from discontinued operations	$0.61	$0.81

Basic net earnings	$2.69	$2.77

Diluted net earnings from continuing operations	$1.98	$1.85
Diluted net earnings from discontinued operations	$0.58	$0.76

Diluted net earnings	$2.56	$2.61
Dividends	$0.88	$0.80
DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	3,114.5	3,205.1

	As of	As of
	December 31, 2009	June 30, 2009
	(Amounts in Millions)
WORKING CAPITAL	$(1,915)	$(8,996)
TOTAL ASSETS	$135,293	$134,833
LONG-TERM DEBT	$22,309	$20,652
SHAREHOLDERS’ EQUITY	$68,947	$63,382

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
     The following table sets forth our consolidated ratio of earnings to fixed charges for the periods indicated.

	Six Months Ended
	December 31,
	2009	2008
Ratio of earnings to fixed charges (1)	14.9x	11.2x

(1)	Earnings used to compute this ratio are earnings from operations before income taxes and before fixed charges (excluding interest capitalized during the period) and before adjustments for minority interests in consolidated subsidiaries and after eliminating undistributed earnings of equity method investees. Fixed charges consist of interest expense (including capitalized interest) and one-third of all rent expense (considered representative of the interest factor).

CAPITALIZATION
     The following table sets forth our and our subsidiaries’ consolidated capitalization at December 31, 2009.

December 31, 2009
(in millions of dollars except
per share amounts)
Debt:
Commercial paper and other borrowings due within one year (1)	$7,780
Long-term borrowings	22,309

Total Debt (2)	30,089

Shareholders’ Equity:
Convertible Class A preferred stock, stated value $1 per share; 600,000,000 shares authorized, 134,226,189 outstanding	1,301
Non-Voting Class B preferred stock, stated value $1 per share; 200,000,000 shares authorized, none outstanding	—
Common stock, stated value $1 per share; 10,000,000,000 shares authorized, 2,904,592,954 outstanding	4,007
Additional paid-in capital	61,370
Reserve for Employee Stock Ownership Plan debt retirement	(1,347)
Accumulated other comprehensive income	(2,236)
Treasury stock	(57,074)
Retained earnings	62,616
Noncontrolling interest	310

Total Shareholders’ Equity	68,947

Total Capitalization	$99,036

(1)	Includes $1.9 billion equivalent to current portion of long-term debt due within one year. We maintain credit facilities in support of our short-term commercial paper borrowings. At December 31, 2009 our credit lines with banks amounted to $10.8 billion and were undrawn.

(2)	Total debt includes $23.2 billion of The Procter & Gamble Company debt. The balance of debt is held by subsidiaries. Total debt at December 31, 2009 does not include $1.25 billion of notes offered hereby.

DESCRIPTION OF THE NOTES
     The following description of the particular terms of the notes supplements the more general description of the debt securities contained in the accompanying prospectus. If there are any inconsistencies between the information in this section and the information in the prospectus, the information in this section controls.
     Investors should read this section together with the section entitled “Description of Procter & Gamble Debt Securities” in the accompanying prospectus. Any capitalized terms that are defined in the accompanying prospectus have the same meanings in this section unless a different definition appears in this section. We qualify the description of the notes by reference to the indenture as described below.
General
     The notes:
•	will be in an aggregate initial principal amount of $1,250,000,000, subject to our ability to issue additional notes which may be of the same series as the notes as described under “—Further Issues,”

•	will mature on August 1, 2012,

•	will bear interest at a rate of 1.375% per annum,

•	will be our senior debt, ranking equally with all of our other present and future unsecured and unsubordinated indebtedness,

•	will be issued as a separate series under the indenture between us and Deutsche Bank Trust Company Americas, dated as of September 3, 2009, in registered, book-entry form only,

•	will be issued in U.S. dollars in denominations of $2,000 and integral multiples of $1,000 in excess thereof,

•	will be repaid at par at maturity,

•	will be redeemable by us at any time prior to maturity as described below under “— Optional Redemption,”

•	will be subject to defeasance and covenant defeasance, and

•	will not be subject to any sinking fund.
     The indenture and the notes do not limit the amount of indebtedness which may be incurred or the amount of securities which may be issued by us or our subsidiaries, and contain no financial or similar restrictions on us or our subsidiaries, except as described in the accompanying prospectus under the caption “Description of Procter & Gamble Debt Securities —Restrictive Covenants.”
Interest
     We will pay interest on the notes semiannually on February 1 and August 1 of each year, as applicable, and on any maturity date (each, an “interest payment date”), commencing August 1, 2010 and ending on any maturity date, to the persons in whose names the notes are registered at the close of business on January 15 or July 15, as applicable (in each case, whether or not a Business Day), immediately preceding the related interest payment date; provided, however, that interest payable on any maturity date shall be payable to the person to whom the principal of such notes shall be payable. Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months.

     Notwithstanding anything to the contrary in this prospectus supplement, so long as the notes are in book-entry form, we will make payments of principal and interest through the trustee to The Depository Trust Company (“DTC”).
     Interest payable on any interest payment date or maturity date shall be the amount of interest accrued from, and including, the immediately preceding interest payment date in respect of which interest has been paid or duly provided for (or from and including the original issue date, if no interest has been paid or duly provided for with respect to the notes) to, but excluding, such interest payment date or maturity date, as the case may be. If any interest payment date is not a Business Day at the relevant place of payment, we will pay interest on the next day that is a Business Day at such place of payment as if payment were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the immediately succeeding Business Day. If the maturity date or redemption date of the notes is not a Business Day at the relevant place of payment, we will pay interest, if any, and principal and premium, if any, on the next day that is a Business Day at such place of payment as if payment were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the immediately succeeding Business Day.
     “Business Day” means any day that is not a Saturday or Sunday and that is not a day on which banking institutions are authorized or obligated by law or executive order to close in The City of New York and, for any place of payment outside of The City of New York, in such place of payment.
     The term “maturity,” when used with respect to a note, means the date on which the principal of such note or an installment of principal becomes due and payable as therein provided or as provided in the indenture, whether at the stated maturity or by declaration of acceleration, call for redemption, repayment or otherwise.
Optional Redemption
     We will have the option to redeem the notes, in whole or in part, at our option at any time, at a redemption price equal to the greater of (1) 100% of the principal amount of the notes to be redeemed, plus accrued interest on the notes to be redeemed to the date on which the notes are to be redeemed, or (2) as determined by a reference treasury dealer that we select, the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed, not including any portion of these payments of interest accrued as of the date of which the notes are to be redeemed, discounted to the date on which the notes are to be redeemed on a semi-annual basis assuming a 360-day year consisting of twelve 30-day months, at the adjusted treasury rate plus 20 basis points, plus accrued interest on the notes to be redeemed to the date on which the notes are to be redeemed.
     We will utilize the following procedures to calculate the adjusted treasury rate described in the previous paragraph. We will appoint Banc of America Securities LLC, Deutsche Bank Securities Inc., Goldman, Sachs & Co. (and their successors) and other primary U.S. Government securities dealers in New York City as reference dealers, and we will appoint one of the reference dealers to be our quotation agent. If any of reference dealers is no longer a primary U.S. Government securities dealer, we will substitute another primary U.S. Government securities dealer in its place as a reference dealer.
     The quotation agent will select a United States Treasury security which has a maturity comparable to the remaining maturity of the notes to be redeemed which would be used in accordance with customary financial practice to price new issues of corporate debt securities with a maturity comparable to the remaining maturity of the notes to be redeemed. The reference dealers will provide us and the trustee with the bid and asked prices for that comparable United States Treasury security as of 5:00 p.m. on the third Business Day before the redemption date. We will calculate the average of the bid and asked prices provided by each reference dealer, eliminate the highest and the lowest reference dealer quotations and then calculate the average of the remaining reference dealer quotations. However, if we obtain fewer than three reference dealer quotations, we will calculate the average of all the reference dealer quotations and not eliminate any quotations. We call this average quotation the comparable treasury price. The adjusted treasury rate will be the semi-annual equivalent yield to maturity of a security whose price, expressed as a percentage of its principal amount, is equal to the comparable treasury price.
     In the case of a partial redemption, selection of the notes for redemption will be made by such method as the trustee deems fair and appropriate. If any note is to be redeemed in part only, the notice of redemption that relates to the note will state the portion of the principal amount of the note to be redeemed; provided that the unredeemed portion of the note shall be $2,000 in principal amount and $1,000 multiples above that amount. A new note in a principal amount equal to the unredeemed portion of the note will be issued in the name of the holder of the note upon surrender of the original note.
Further Issues
     We may from time to time, without notice to or the consent of the registered holders of notes, create and issue further notes ranking equally with the notes in all respects (or in all respects other than the payment of interest accruing prior to the issue date of such further notes or except for the first payment of interest following the issue date of such further notes). Such further notes may be consolidated and form a single series with the notes and have the same terms as to status, redemption or otherwise as the notes.
Book-Entry System
     We have obtained the information in this section concerning The Depository Trust Company (“DTC”), Clearstream Banking, société anonyme, Luxembourg (“Clearstream, Luxembourg”) and Euroclear Bank SA/NV (“Euroclear”) and their book-entry systems and procedures from sources that we believe to be reliable. We take no responsibility for an accurate portrayal of this information. In addition, the description of the clearing systems in this section reflects our understanding of the rules and procedures of DTC, Clearstream, Luxembourg and Euroclear as they are currently in effect. Those systems could change their rules and procedures at any time.
     The notes will initially be represented by one or more fully registered global notes. Each such global note will be deposited with, or on behalf of, DTC or any successor thereto and registered in the name of Cede & Co. (DTC’s nominee). You may hold your interests in the global notes in the United States through DTC, or in Europe through Clearstream, Luxembourg or Euroclear, either as a participant in such systems or indirectly through organizations which are participants in such systems. Clearstream, Luxembourg and Euroclear will hold interests in the global notes on behalf of their respective participating organizations or customers through customers’ securities accounts in Clearstream, Luxembourg’s or Euroclear’s names on the books of their respective depositaries, which in turn will hold those positions in customers’ securities accounts in the depositaries’ names on the books of DTC. Citibank, N.A. will act as depositary for Clearstream, Luxembourg and JPMorgan Chase Bank will act as depositary for Euroclear.
     So long as DTC or its nominee is the registered owner of the global securities representing the notes, DTC or such nominee will be considered the sole owner and holder of the notes for all purposes of the notes and the indenture. Except as provided below, owners of beneficial interests in the notes will not be entitled to have the notes registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form and will not be considered the owners or holders of the notes under the indenture, including for purposes of receiving any reports delivered by us or the trustee pursuant to the indenture. Accordingly, each person owning a beneficial interest in a note must rely on the procedures of DTC or its nominee and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, in order to exercise any rights of a holder of notes.
     Unless and until we issue the notes in fully certificated, registered form under the limited circumstances described below under the heading “– Book-Entry System – Certificated Notes”:
•	you will not be entitled to receive a certificate representing your interest in the notes;

•	all references in this prospectus supplement or in the accompanying prospectus to actions by holders will refer to actions taken by DTC upon instructions from its direct participants; and

•	all references in this prospectus supplement or the accompanying prospectus to payments and notices to holders will refer to payments and notices to DTC or Cede & Co., as the registered holder of the notes, for distribution to you in accordance with DTC procedures.
The Depository Trust Company
     DTC will act as securities depositary for the notes. The notes will be issued as fully registered notes registered in the name of Cede & Co. DTC has advised us as follows: DTC is
•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” under the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” under the New York Uniform Commercial Code; and

•	a “clearing agency” registered under the provisions of Section 17A of the Securities Exchange Act of 1934.
     DTC holds securities that its direct participants deposit with DTC. DTC facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates.
     Direct participants of DTC include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its direct participants. Indirect participants of DTC, such as securities brokers and dealers, banks and trust companies, can also access the DTC system if they maintain a custodial relationship with a direct participant.
     If you are not a direct participant or an indirect participant and you wish to purchase, sell or otherwise transfer ownership of, or other interests in, notes, you must do so through a direct participant or an indirect participant. DTC agrees with and represents to DTC participants that it will administer its book-entry system in accordance with its rules and by-laws and requirements of law. The Securities and Exchange Commission has on file a set of the rules applicable to DTC and its direct participants.
     Purchases of notes under DTC’s system must be made by or through direct participants, which will receive a credit for the notes on DTC’s records. The ownership interest of each beneficial owner is in turn to be recorded on the records of direct participants and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct participants or indirect participants through which such beneficial owners entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in notes, except as provided below in “—Book-Entry System – Certificated Notes.”
     To facilitate subsequent transfers, all notes deposited with DTC are registered in the name of DTC’s nominee, Cede & Co. The deposit of notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes. DTC’s records reflect only the identity of the direct participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.
Clearstream, Luxembourg
     Clearstream, Luxembourg advises that it is incorporated under the laws of Luxembourg as a professional depository. Clearstream, Luxembourg holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-entry changes in accounts of its customers, thus eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg interfaces with domestic markets in a number of countries. Clearstream, Luxembourg is an indirect participant in DTC.
     Clearstream, Luxembourg customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect access to Clearstream, Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a Clearstream, Luxembourg customer either directly or indirectly.
The Euroclear System
     Euroclear has advised us that the Euroclear System was created in 1968 to hold securities for participants in the Euroclear System and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thus eliminating the need for physical movement of certificates and risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in many currencies, including United States dollars. The Euroclear System provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described below.
     The Euroclear System is operated by Euroclear Bank SA/NV, under contract with Euroclear Clearance System, S.C., a Belgian cooperative corporation. The Euroclear Operator conducts all operations, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the cooperative. The cooperative establishes policy for the Euroclear System on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear System is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly. Euroclear is an indirect participant in DTC.
     The Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System and applicable Belgian law govern securities clearance accounts and cash accounts with the Euroclear Operator. Specifically, these terms and conditions govern:
•	transfers of securities and cash within the Euroclear System;

•	withdrawal of securities and cash from the Euroclear System; and

•	receipts of payments with respect to securities in the Euroclear System.
     All securities in the Euroclear System are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the terms and conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding securities through Euroclear participants.
     Euroclear further advises that investors that acquire, hold and transfer interests in the notes by book-entry through accounts with the Euroclear Operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the notes.
     The Euroclear Operator advises that under Belgian law, investors that are credited with securities on the records of the Euroclear Operator have a co-property right in the fungible pool of interests in securities on deposit with the Euroclear Operator in an amount equal to the amount of interests in securities credited to their accounts. In the event of the insolvency of the Euroclear Operator, Euroclear participants would have a right under Belgian law to the return of the amount and type of interests in securities credited to their accounts with the Euroclear Operator. If the Euroclear Operator did not have a sufficient amount of interests in securities on deposit of a particular type to cover the claims of all Euroclear participants credited with such interests in securities on the Euroclear Operator’s records, all Euroclear participants having an amount of interests in securities of such type credited to their accounts with the Euroclear Operator would have the right under Belgian law to the return of their pro rata share of the amount of interest in securities actually on deposit.
     Under Belgian law, the Euroclear Operator is required to pass on the benefits of ownership in any interests in securities on deposit with it, such as dividends, voting rights and other entitlements, to any person credited with such interests in securities on its records.
Book-Entry Format
     Under the book-entry format, the trustee will pay interest or principal payments to Cede & Co., as nominee of DTC. DTC will forward the payment to the direct participants, who will then forward the payment to the indirect participants (including Clearstream, Luxembourg or Euroclear) or to you as the beneficial owner. You may experience some delay in receiving your payments under this system. Neither we, the trustee under the indenture nor any paying agent has any direct responsibility or liability for the payment of principal or interest on the notes to owners of beneficial interests in the notes.
     DTC is required to make book-entry transfers on behalf of its direct participants and is required to receive and transmit payments of principal, premium, if any, and interest on the notes. Any direct participant or indirect participant with which you have an account is similarly required to make book-entry transfers and to receive and transmit payments with respect to the notes on your behalf. We and the trustee under the indenture have no responsibility for any aspect of the actions of DTC, Clearstream, Luxembourg or Euroclear or any of their direct or indirect participants. In addition, we and the trustee under the indenture have no responsibility or liability for any aspect of the records kept by DTC, Clearstream, Luxembourg, Euroclear or any of their direct or indirect participants relating to or payments made on account of beneficial ownership interests in the notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. We also do not supervise these systems in any way.
     The trustee will not recognize you as a holder under the indenture, and you can only exercise the rights of a holder indirectly through DTC and its direct participants. DTC has advised us that it will only take action regarding a note if one or more of the direct participants to whom the note is credited directs DTC to take such action and only in respect of the portion of the aggregate principal amount of the notes as to which that participant or participants has or have given that direction. DTC can only act on behalf of its direct participants. Your ability to pledge notes to non-direct participants, and to take other actions, may be limited because you will not possess a physical certificate that represents your notes.
     Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the notes unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the notes are credited on the record date (identified in a listing attached to the omnibus proxy).
     Clearstream, Luxembourg or Euroclear will credit payments to the cash accounts of Clearstream, Luxembourg customers or Euroclear participants in accordance with the relevant system’s rules and procedures, to the extent received by its depositary. These payments will be subject to tax reporting in accordance with relevant United States tax laws and regulations. Clearstream, Luxembourg or the Euroclear Operator, as the case may be, will take any other action permitted to be taken by a holder under the indenture on behalf of a Clearstream, Luxembourg customer or Euroclear participant only in accordance with its relevant rules and procedures and subject to its depositary’s ability to effect those actions on its behalf through DTC.
     DTC, Clearstream, Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the notes among participants of DTC, Clearstream, Luxembourg and Euroclear. However, they are under no obligation to perform or continue to perform those procedures, and they may discontinue those procedures at any time.
Transfers Within and Among Book-Entry Systems
     Transfers between DTC’s direct participants will occur in accordance with DTC rules. Transfers between Clearstream, Luxembourg customers and Euroclear participants will occur in accordance with its applicable rules and operating procedures.
     DTC will effect cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream, Luxembourg customers or Euroclear participants, on the other hand, in accordance with DTC rules on behalf of the relevant European international clearing system by its depositary. However, cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in that system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, instruct its depositary to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream, Luxembourg customers and Euroclear participants may not deliver instructions directly to the depositaries.
     Because of time-zone differences, credits of securities received in Clearstream, Luxembourg or Euroclear resulting from a transaction with a DTC direct participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date. Those credits or any transactions in those securities settled during that processing will be reported to the relevant Clearstream, Luxembourg customer or Euroclear participant on that business day. Cash received in Clearstream, Luxembourg or Euroclear as a result of sales of securities by or through a Clearstream, Luxembourg customer or a Euroclear participant to a DTC direct participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream, Luxembourg or Euroclear cash amount only as of the business day following settlement in DTC.
     Although DTC, Clearstream, Luxembourg and Euroclear has agreed to the foregoing procedures in order to facilitate transfers of notes among their respective participants, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

Same-Day Settlement and Payment
     The underwriters will settle the notes in immediately available funds. We will make principal and interest payments on the notes in immediately available funds or the equivalent. Secondary market trading between DTC direct participants will occur in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream, Luxembourg customers and Euroclear participants will occur in accordance with their respective applicable rules and operating procedures and will be settled using the procedures applicable to conventional eurobonds in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity (if any) in the notes.
Certificated Notes
     Unless and until they are exchanged, in whole or in part, for notes in definitive form in accordance with the terms of the notes, the notes may not be transferred except (1) as a whole by DTC to a nominee of DTC or (2) by a nominee of DTC to DTC or another nominee of DTC or (3) by DTC or any such nominee to a successor of DTC or a nominee of such successor.
     We will issue notes to you or your nominees, in fully certificated registered form, rather than to DTC or its nominees, only if:
•	we advise the trustee in writing that DTC is no longer willing or able to discharge its responsibilities properly or that DTC is no longer a registered clearing agency under the Securities Exchange Act of 1934, and the trustee or we are unable to locate a qualified successor within 90 days;

•	an event of default has occurred and is continuing under the indenture; or

•	we, at our option, elect to terminate the book-entry system through DTC.
     If any of the three above events occurs, DTC is required to notify all direct participants that notes in fully certificated registered form are available through DTC. DTC will then surrender the global note representing the notes along with instructions for re-registration. The trustee will re-issue the notes in fully certificated registered form and will recognize the registered holders of the certificated notes as holders under the indenture.
     Unless and until we issue the notes in fully certificated, registered form, (1) you will not be entitled to receive a certificate representing your interest in the notes; (2) all references in this prospectus supplement or in the accompanying prospectus to actions by holders will refer to actions taken by the depositary upon instructions from their direct participants; and (3) all references in this prospectus supplement or the accompanying prospectus to payments and notices to holders will refer to payments and notices to the depositary, as the registered holder of the notes, for distribution to you in accordance with its policies and procedures.
Notices
     The trustee will mail notices by first class mail, postage prepaid, to each registered holder’s last known address as it appears in the security register that the trustee maintains. The trustee will only mail these notices to the registered holder of the notes, unless we reissue the notes to you or your nominees in fully certificated form.
Governing Law
     The indenture and the notes for all purposes shall be governed by and construed in accordance with the laws of the State of New York.

UNITED STATES FEDERAL TAX CONSIDERATIONS
     The following summary describes the material United States federal income tax consequences and, in the case of a holder that is a non-U.S. holder (as defined below), the United States federal estate tax consequences, of purchasing, owning and disposing of notes. This summary applies to you only if you are a beneficial owner of the notes and you acquire the notes in this offering for a price equal to the issue price of the notes. The issue price of the notes is the first price at which a substantial amount of the notes is sold other than to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers.
     This summary deals only with notes held as capital assets (generally, investment property) and does not deal with special tax situations such as:
•	dealers in securities or currencies;

•	traders in securities;

•	United States holders (as defined below) whose functional currency is not the United States dollar;

•	persons holding notes as part of a conversion, constructive sale, wash sale or other integrated transaction or a hedge, straddle or synthetic security;

•	persons subject to the alternative minimum tax;

•	certain United States expatriates;

•	financial institutions;

•	insurance companies;

•	controlled foreign corporations, passive foreign investment companies and regulated investment companies and shareholders of such corporations;

•	entities that are tax-exempt for United States federal income tax purposes and retirement plans, individual retirement accounts and tax-deferred accounts;

•	pass-through entities, including partnerships and entities and arrangements classified as partnerships for United States federal tax purposes, and beneficial owners of pass-through entities; and

•	persons that acquire the notes for a price other than their issue price.
     If you are a partnership (or an entity or arrangement classified as a partnership for United States federal tax purposes) holding notes or a partner in such a partnership, the United States federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership, and you should consult your own tax advisor regarding the United States federal income and estate tax consequences of purchasing, owning and disposing of the notes.
     This summary does not discuss all of the aspects of United States federal income and estate taxation which may be relevant to you in light of your particular investment or other circumstances. In addition, this summary does not discuss any United States state or local income or foreign income or other tax consequences. This summary is based on United States federal income and estate tax law, including the provisions of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), Treasury regulations, administrative rulings and judicial authority, all as in effect as of the date of this prospectus supplement. Subsequent developments in United States federal income and estate tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the United States federal income and estate tax consequences of purchasing, owning and disposing of notes as set forth in this summary. Before you purchase notes, you should consult your own tax advisor regarding the particular United States federal, state and local and foreign income and other tax consequences of acquiring, owning and disposing of the notes that may be applicable to you.
United States Holders
     The following summary applies to you only if you are a United States holder (as defined below).
Definition of a United States Holder
     A “United States holder” is a beneficial owner of notes that for United States federal income tax purposes is:
•	an individual citizen or resident of the United States;

•	a corporation (or other entity classified as a corporation for these purposes) created or organized in or under the laws of the United States, any State thereof or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of the source of that income; or

•	a trust, if (1) a United States court is able to exercise primary supervision over the trust’s administration and one or more “United States persons” (within the meaning of the Internal Revenue Code) has the authority to control all of the trust’s substantial decisions, or (2) the trust has a valid election in effect under applicable Treasury regulations to be treated as a “United States person.”
Payments of Interest
     Interest on your notes will be taxed as ordinary interest income. In addition:
•	if you use the cash method of accounting for United States federal income tax purposes, you will have to include the interest on your notes in your gross income at the time you receive the interest; and

•	if you use the accrual method of accounting for United States federal income tax purposes, you will have to include the interest on your notes in your gross income at the time the interest accrues.

Sale, Redemption or Other Disposition of Notes
     Your tax basis in your notes generally will be their cost. You generally will recognize taxable gain or loss when you sell or otherwise dispose of your notes equal to the difference, if any, between:
•	the amount realized on the sale or other disposition (less any amount attributable to accrued interest, which will be taxable as ordinary interest income to the extent not previously included in gross income, in the manner described under “United States Federal Tax Considerations – United States Holders – Payments of Interest”); and

•	your tax basis in the notes.
     Your gain or loss generally will be capital gain or loss. Such capital gain or loss will be long-term capital gain or loss if at the time of the sale or other disposition, you have held the notes for more than one year. If you are a non-corporate United States holder, your long-term capital gain generally will be subject to a preferential rate of taxation. Subject to limited exceptions, your capital losses cannot be used to offset your ordinary income.

Backup Withholding
     In general, “backup withholding” (currently at a rate of 28%) may apply:
•	to any payments made to you of principal of and interest on your note, and

•	to payment of the proceeds of a sale or other disposition of your note before maturity, if you are a non-corporate United States holder and you fail to provide a correct taxpayer identification number or otherwise comply with applicable requirements of the backup withholding rules.
     The backup withholding tax is not an additional tax and may be credited against your United States federal income tax liability, provided that correct information is timely provided to the Internal Revenue Service.
Non-U.S. Holders
     The following summary applies to you if you are a beneficial owner of a note or notes and you are neither a United States holder (as defined above) nor a partnership (or an entity or arrangement classified as a partnership for United States federal income tax purposes ) (a “non-U.S. holder”). An individual may, subject to exceptions, be deemed to be a resident alien, as opposed to a non-resident alien, by among other ways, being present in the United States:
•	on at least 31 days in the calendar year, and

•	for an aggregate of at least 183 days during a three-year period ending in the current calendar year, counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year.
     Resident aliens are subject to United States federal income tax as if they were United States citizens.
United States Federal Withholding Tax
     Under current United States federal income tax laws, and subject to the discussion below, United States federal withholding tax will not apply to payments by us or any paying agent of ours (in its capacity as such) of principal of and interest on your notes under the “portfolio interest” exception of the Internal Revenue Code, provided that in the case of interest:
•	you do not, directly or indirectly, actually or constructively, own ten percent or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Internal Revenue Code and the Treasury regulations thereunder;

•	you are not (i) a controlled foreign corporation for United States federal income tax purposes that is related, directly or indirectly, to us through sufficient stock ownership (as provided in the Internal Revenue Code), or (ii) a bank receiving interest described in section 881(c)(3)(A) of the Internal Revenue Code;

•	such interest is not effectively connected with your conduct of a United States trade or business; and

•	you provide a signed written statement on an IRS Form W-8 BEN (or other applicable form), which can reliably be related to you, certifying under penalties of perjury that you are not a United States person within the meaning of the Internal Revenue Code and providing your name and address to:

(A)	us or any paying agent of ours; or

(B)	a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds your notes on your behalf and that certifies to us or any paying agent of ours under penalties of perjury that it, or the bank or financial institution between it and you, has received from you your signed written statement and provides us or any paying agent of ours with a copy of this statement.
     The applicable Treasury regulations provide alternative methods for satisfying the certification requirement described in this section. In addition, under these regulations, special rules apply to pass-through entities and this certification requirement may also apply to beneficial owners of pass-through entities.
     If you cannot satisfy the requirements of the “portfolio interest” exception described above, payments of interest made to you will be subject to 30% United States federal withholding tax unless you provide us or any paying agent of ours with a properly executed (1) IRS Form W-8ECI (or other applicable form) stating that interest paid on your notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States, or (2) IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in this withholding tax under an applicable income tax treaty.
United States Federal Income Tax
     Except for the possible application of United States federal withholding tax (see “United States Federal Tax Considerations — Non-U.S. Holders — United States Federal Withholding Tax” above) and backup withholding tax (see “United States Federal Tax Considerations — Backup Withholding and Information Reporting” below), you generally will not have to pay United States federal income tax on payments of principal of and interest on your notes, or on any gain realized from (or accrued interest treated as received in connection with) the sale, redemption, retirement at maturity or other disposition of your notes unless:
•	in the case of interest payments or disposition proceeds representing accrued interest, you cannot satisfy the requirements of the “portfolio interest” exception described above (and your United States federal income tax liability has not otherwise been fully satisfied through the United States federal withholding tax described above);

•	in the case of gain, you are an individual who is present in the United States for 183 days or more during the taxable year of the sale or other disposition of your notes, and specific other conditions are met (in which case, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by United States source capital losses, generally will be subject to a flat 30% United States federal income tax, even though you are not considered a resident alien under the Internal Revenue Code); or

•	the interest or gain is effectively connected with your conduct of a United States trade or business, and, if required by an applicable income tax treaty, is attributable to a United States “permanent establishment” maintained by you.
     If you are engaged in a trade or business in the United States and interest or gain in respect of your notes is effectively connected with the conduct of your trade or business (and, if required by an applicable income tax treaty, is attributable to a United States “permanent establishment” maintained by you), the interest or gain generally will be subject to United States federal income tax on a net basis at the regular graduated rates and in the manner applicable to a United States holder. However, the interest will be exempt from the withholding tax discussed in the preceding paragraphs provided that you provide a properly executed IRS Form W-8ECI on or before any payment date to claim the exemption. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% of your effectively connected earnings and profits for the taxable year, as adjusted for certain items, unless a lower rate applies to you under an applicable United States income tax treaty with your country of residence. For this purpose, you must include interest or gain on your notes in the earnings and profits subject to the branch profits tax if these amounts are effectively connected with the conduct of your United States trade or business.
United States Federal Estate Tax
     If you are an individual and are not a United States citizen or a resident of the United States (as specially defined for United States federal estate tax purposes) at the time of your death, your notes will generally not be subject to the United States federal estate tax, unless, at the time of your death:
•	you directly or indirectly, actually or constructively, own ten percent or more of the total combined voting power of all classes of our stock that is entitled to vote within the meaning of section 871(h)(3) of the Internal Revenue Code and the Treasury regulations thereunder; or

•	your interest on the notes is effectively connected with your conduct of a United States trade or business.
     Legislation enacted in 2001 reduced the maximum federal estate tax rate over an 8-year period beginning in 2002 and eliminated the federal estate tax for estates of decedents dying after December 31, 2009. In the absence of renewal legislation, the federal estate tax rates in effect immediately prior to the 2001 legislation will be restored for estates of decedents dying after December 31, 2010.
Backup Withholding and Information Reporting
     Under current Treasury regulations, backup withholding and information reporting will not apply to payments made by us or any paying agent of ours (in its capacity as such) to you if you have provided the required certification that you are a non-U.S. holder as described in “United States Federal Tax Considerations — Non-U.S. Holders — United States Federal Withholding Tax” above, and provided that neither we nor any paying agent of ours has actual knowledge or reason to know that you are a United States holder (as described in “United States Federal Tax Considerations — United States Holders” above). However, we or any paying agent of ours may be required to report to the Internal Revenue Service and you payments of interest on the notes and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of a treaty or agreement.
     The gross proceeds from the disposition of your notes may be subject to information reporting and backup withholding (currently at a rate of 28%). If you sell your notes outside the United States through a non-United States office of a non-United States broker and the sales proceeds are paid to you outside the United States, then the United States backup withholding and information reporting requirements generally will not apply to that payment. However, United States information reporting, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made outside the United States, if you sell your notes through a non-United States office of a broker that:
•	is a United States person (as defined in the Internal Revenue Code);

•	derives 50% or more of its gross income in specific periods from the conduct of a trade or business in the United States;

•	is a controlled foreign corporation for United States federal income tax purposes; or

•	is a foreign partnership, if at any time during its tax year, (1) one or more of its partners are United States persons who in the aggregate hold more than 50% of the income or capital interests in the partnership, or (2) the foreign partnership is engaged in a United States trade or business;

unless the broker has documentary evidence in its files that you are a non-U.S. person and certain other conditions are met or you otherwise establish an exemption. In circumstances where information reporting by a non-United States office of a broker is required, backup withholding will be required only if the broker has actual knowledge that you are a United States person.
     Payments of the proceeds from your disposition of a note made to or through the United States office of a broker is subject to information reporting and backup withholding unless you provide an IRS Form W-8BEN certifying that you are a non-U.S. person or you otherwise establish an exemption from information reporting and backup withholding, provided that the broker does not have actual knowledge or reason to know that you are a United States person or the conditions of any other exemption are not, in fact, satisfied.
     You should consult your own tax advisor regarding application of backup withholding in your particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury regulations. Any amounts withheld under the backup withholding rules from a payment to you will be allowed as a refund or a credit against your United States federal income tax liability, provided the required information is timely furnished to the United States Internal Revenue Service.
Recent Legislative Proposals
     The U.S. House of Representatives has passed a bill that, if enacted in its current form, may substantially revise some of the rules discussed above, including with respect to certification requirements and information reporting. Under the proposed legislation, withholding tax could be imposed on payments of interest, principal or disposition proceeds with respect to the notes to beneficial owners of the notes that hold the notes through certain foreign accounts or foreign intermediaries. It cannot be predicted whether, or in what form, this bill will be enacted or the requirements of any implementing regulations to be issued pursuant to any such legislation. Prospective purchasers of the notes should consult their own tax advisors regarding this bill and other proposals made by the Obama administration and members of Congress.

UNDERWRITING
     We and the underwriters for the offering named below have entered into an underwriting agreement and pricing agreement with respect to the notes. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of notes indicated in the following table.

Underwriters	Principal Amount
Banc of America Securities LLC	$312,500,000
Deutsche Bank Securities Inc.	312,500,000
Goldman, Sachs & Co.	312,500,000
Citigroup Global Markets Inc.	50,000,000
HSBC Securities (USA) Inc.	50,000,000
J.P. Morgan Securities Inc.	50,000,000
Morgan Stanley & Co. Incorporated	50,000,000
RBS Securities Inc.	50,000,000
Barclays Capital Inc.	25,000,000
UBS Securities LLC	18,750,000
The Williams Capital Group, L.P.	18,750,000

Total	$1,250,000,000

     The underwriters are committed to take and pay for all of the notes being offered, if any are taken.
     Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to 0.125% of the principal amount of the notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to 0.100% of the principal amount of the notes. If all the notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms of the notes.
     The notes are a new issue of securities with no established trading market. The notes will not be listed on any securities exchange or on any automated dealer quotation system. We have been advised by the underwriters that the underwriters may make a market in the notes after completion of the offering but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.
     In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.
     The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.
     These activities by the underwriters in the foregoing three paragraphs may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.
     We expect to deliver the notes offered hereby against payment for the notes on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which will be the fifth business day following the date of the pricing of the notes. Under Rule 15c6-1 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing and the succeeding business days will be required, by virtue of the fact that the notes initially will settle in T+5 business days, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement.
     Each underwriter has agreed that it will not offer, sell or deliver any of the notes in any jurisdiction outside the United States except under circumstances that will result in compliance with the applicable laws thereof. Each underwriter has acknowledged that no action has been taken to permit a public offering in any jurisdiction outside the United States where action would be required for such purpose. Accordingly, the notes may not be offered, sold or delivered, directly or indirectly, and neither this document nor any offering circular, prospectus, form of application, advertisement or other offering material may be distributed or published in any country or jurisdiction except under circumstances that will result in compliance with any applicable laws and regulations and the underwriters have represented that all offers, sales and deliveries by them will be made on these terms.
     Each underwriter has represented and agreed that:
(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to the issuer; and
(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.
     In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:
(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;
(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;
(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or
(d) in any other circumstances which do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive.
     For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication to persons in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.
     We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $140,000.
     To the extent any underwriter that is not a U.S.-registered broker-dealer intends to effect sales of notes in the United States, it will do so through one or more U.S.-registered broker-dealers in accordance with the applicable U.S. securities laws and regulations or foreign non-member broker or dealer which is not eligible for membership in a U.S. registered securities association which has agreed that in making any sales to purchasers within the United States it will conform to the provisions of NASD Conduct Rules 2420(a) and (b), 2730 and 2750 administered by the Financial Industry Regulatory Authority (FINRA) to the same extent as though it were a member of the FINRA.
     We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.
     Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory, commercial banking and investment banking services for us and our affiliates, for which they received or will receive customary fees and expenses.

VALIDITY OF THE NOTES
     The validity of the notes will be passed upon for us by Jason P. Muncy, Senior Counsel, The Procter & Gamble Company, One Procter & Gamble Plaza, Cincinnati, Ohio 45202, and for the underwriters by Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York. Mr. Muncy may rely as to matters of New York law upon the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP, and Fried, Frank, Harris, Shriver & Jacobson LLP may rely as to matters of Ohio law upon the opinion of Mr. Muncy. Fried, Frank, Harris, Shriver & Jacobson LLP from time to time performs legal services for us and our subsidiaries.
AVAILABLE INFORMATION
     We file reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. Such reports, proxy statements and other information can be inspected and copied at the SEC’s Public Reference Room at Station Place, 100 F Street, N.E., Washington, D.C. 20549. Information relating to the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330.
     The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of the SEC’s Internet site is http://www.sec.gov.
     In addition, reports, proxy statements and other information concerning us may also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.
     We have filed with the SEC a registration statement on Form S-3 with respect to the securities that we are offering through this prospectus supplement and the accompanying prospectus. This registration statement, together with all amendments, exhibits and documents incorporated by reference, is referred to as the “registration statement.” This prospectus supplement does not contain all of the information included in the registration statement. Certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. For further information, reference is made to the registration statement.
INCORPORATION OF DOCUMENTS BY REFERENCE
     The SEC allows us to ‘‘incorporate by reference’’ the information in documents that we file with them. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus, and information in documents that we file after the date of this prospectus supplement and before the termination of the offering will automatically update information in this prospectus supplement and the accompanying prospectus.
     We incorporate by reference into this prospectus supplement:
•	our Annual Report on Form 10-K for the year ended June 30, 2009, and our Current Report on Form 8-K filed on January 29, 2010, which revises our consolidated financial statements and accompanying footnotes for the years ended June 30, 2009, 2008 and 2007 to reflect (1) the divestiture of our global pharmaceuticals business and (2) changes to the reporting segments within our Beauty and Grooming Global Business Unit;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 2009 and December 31, 2009;

•	our Current Reports on Form 8-K filed on August 12, 2009, August 28, 2009, December 8, 2009, December 8, 2009, January 15, 2010 and January 29, 2010; and

•	any future filings which we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until we sell all of the securities offered by this prospectus supplement and the accompanying prospectus.

PROSPECTUS
The Procter & Gamble Company
Debt Securities
Procter & Gamble International Funding SCA
Debt Securities
fully and unconditionally guaranteed by
The Procter & Gamble Company

     The Procter & Gamble Company may, from time to time, sell debt securities in one or more offerings pursuant to this prospectus. Procter & Gamble International Funding SCA may, from time to time, sell in one or more offerings pursuant to this prospectus debt securities fully and unconditionally guaranteed by The Procter & Gamble Company. The specific terms of any securities to be offered will be provided in supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.
     This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.
     The debt securities may be sold directly or through agents, underwriters or dealers.
     Investing in debt securities involves risks. You should consider the risk factors described in any accompanying prospectus supplement or any documents incorporated by reference.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated September 4, 2009.

          This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf process, The Procter & Gamble Company may, from time to time, sell in one or more offerings, debt securities. In addition, Procter & Gamble International Funding SCA may, from time to time, sell in one or more offerings, debt securities fully and unconditionally guaranteed by The Procter & Gamble Company.
          This prospectus provides you with a general description of the securities that may be offered. Each time securities are sold, a prospectus supplement will be provided that will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplement may also add, update or change information contained in this prospectus.
          You should carefully read both this prospectus and any prospectus supplement together with additional information described below under the heading “Where You Can Find More Information.”
          In this prospectus supplement and the accompanying prospectus, unless we otherwise specify or the context otherwise requires, references to:
•	“Procter & Gamble,” “P&G,” the “Company,” “we,” “us,” and “our” are, except as otherwise indicated in the section captioned “Description of PGIF Debt Securities,” to The Procter & Gamble Company and its subsidiaries;

•	“PGIF” are to Procter & Gamble International Funding SCA, an indirect wholly owned finance subsidiary of Procter & Gamble;

•	“fiscal” followed by a specific year are to our fiscal year ended or ending June 30 of that year; and

•	“dollars,” “$” and “U.S.$” are to United States dollars.

THE PROCTER & GAMBLE COMPANY
     The Procter & Gamble Company was incorporated in Ohio in 1905, having been built from a business founded in 1837 by William Procter and James Gamble. Today, the Company manufactures and markets a broad range of consumer products in many countries throughout the world. Our principal executive offices are located at One Procter & Gamble Plaza, Cincinnati, Ohio 45202, and our telephone number is (513) 983-1100.
PROCTER & GAMBLE INTERNATIONAL FUNDING SCA
     Procter & Gamble International Funding SCA, a Luxembourg société en commandite par actions, having its registered office at 26, boulevard Royal, L-2449 Luxembourg, registered with the Luxembourg trade and companies register under number B 114 825, is an indirect wholly owned finance subsidiary of Procter & Gamble, which conducts no independent operations other than its financing activities. PGIF’s telephone number is 00-352-22-99-99-5241.
RECENT DEVELOPMENTS
     On August 24, 2009, we announced an agreement for the sale of P&G’s global pharmaceuticals business to Warner Chilcott for an up-front cash payment of $3.1 billion, subject to adjustment per the agreement between the companies. P&G’s pharmaceuticals business had revenues of approximately $2.3 billion for the year ended June 30, 2009. The completion of the transaction is subject to certain regulatory approvals and other conditions set forth in the agreement.

FORWARD-LOOKING STATEMENTS
     All statements, other than statements of historical fact included or incorporated by reference in this prospectus, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on financial data, market assumptions and business plans available only as of the time the statements are made, which may become out of date or incomplete. Neither we, nor PGIF assume any obligation to update any forward-looking statement as a result of new information, future events or other factors. Forward-looking statements are inherently uncertain, and investors must recognize that events could differ significantly from our expectations. In addition to the risks and uncertainties noted in this prospectus and the documents incorporated herein by reference, there are certain factors that could cause actual results to differ materially from those anticipated by some of the statements made. These include: (1) the ability to achieve business plans, including growing existing sales and volume profitably despite high levels of competitive activity, especially with respect to the product categories and geographical markets (including developing markets) in which the Company has chosen to focus; (2) the ability to successfully manage ongoing acquisition and divestiture activities to achieve the cost and growth synergies in accordance with the stated goals of these transactions without impacting the delivery of base business objectives; (3) the ability to successfully manage ongoing organizational changes designed to support the Company’s growth strategies, while successfully identifying, developing and retaining key employees; (4) the ability to manage and maintain key customer relationships; (5) the ability to maintain key manufacturing and supply sources (including sole supplier and plant manufacturing sources); (6) the ability to successfully manage regulatory, tax and legal requirements and matters (including product liability, patent, intellectual property, competition law matters, and tax policy), and to resolve pending matters within current estimates; (7) the ability to successfully implement, achieve and sustain cost improvement plans in manufacturing and overhead areas, including the Company’s outsourcing projects; (8) the ability to successfully manage currency (including currency issues in certain countries, such as Venezuela, China and India), debt, interest rate and commodity cost exposures and significant credit or liquidity issues; (9) the ability to manage continued global political and/or economic uncertainty and disruptions, especially in the Company’s significant geographical markets, as well as any political and/or economic uncertainty and disruptions due to a global or regional credit crisis or terrorist and other hostile activities; (10) the ability to successfully manage competitive factors, including prices, promotional incentives and trade terms for products; (11) the ability to obtain patents and respond to technological advances attained by competitors and patents granted to competitors; (12) the ability to successfully manage increases in the prices of raw materials used to make the Company’s products; (13) the ability to stay close to consumers in an era of increased media fragmentation; (14) the ability to stay on the leading edge of innovation and maintain a positive reputation on our brands; and (15) the ability to rely on and maintain key information technology systems. For additional information concerning factors that could cause actual results to materially differ from those projected herein, please refer to our most recent 10-K, 10-Q and 8-K reports incorporated by reference herein.

USE OF PROCEEDS
     Unless otherwise indicated in the applicable prospectus supplement, we will use the net proceeds from the sale of securities offered by this prospectus by Procter & Gamble or PGIF for general corporate purposes.

DESCRIPTION OF PROCTER & GAMBLE DEBT SECURITIES
          This section describes the general terms and provisions of any debt securities that we may offer in the future. A prospectus supplement relating to a particular series of debt securities will describe the specific terms of that particular series and the extent to which the general terms and provisions apply to that particular series.
General
          We expect to issue the debt securities under an indenture, dated as of September 3, 2009, between us and Deutsche Bank Trust Company Americas, as trustee. We have filed a copy of the indenture as an exhibit to the registration statement of which this prospectus forms a part. The following summaries of various provisions of the indenture are not complete. You should read the indenture for a more complete understanding of the provisions described in this section. The indenture itself, not this description or the description in the prospectus supplement, defines your rights as a holder of debt securities. Parenthetical section and article numbers in this description refer to sections and articles in the indenture.
          The debt securities will be unsecured obligations of Procter & Gamble. The indenture does not limit the amount of debt securities that we may issue under the indenture. The indenture provides that we may issue debt securities from time to time in one or more series.
Terms of a Particular Series
          Each prospectus supplement relating to a particular series of debt securities will include specific information relating to the offering. This information will include some or all of the following terms of the debt securities of the series:
•	the title of the debt securities;

•	any limit on the total principal amount of the debt securities;

•	the date or dates on which the debt securities will mature;

•	the rate or rates, which may be fixed or variable, at which the debt securities will bear interest, if any, and the date or dates from which interest will accrue;

•	the dates on which interest, if any, will be payable and the regular record dates for interest payments;

•	any mandatory or optional sinking fund or similar provisions;

•	any optional or mandatory redemption provisions, including the price at which, the periods within which, and the terms and conditions upon which we may redeem or repurchase the debt securities;

•	the terms and conditions upon which the debt securities may be repayable prior to final maturity at the option of the holder;

•	the portion of the principal amount of the debt securities that will be payable upon acceleration of maturity, if other than the entire principal amount;

•	provisions allowing us to defease the debt securities or certain restrictive covenants and certain events of default under the indenture;

•	if other than in United States dollars, the currency or currencies, including composite currencies, of payment of principal of and premium, if any, and interest on the debt securities;

•	the U.S. federal income tax consequences and other special considerations applicable to any debt securities denominated in a currency or currencies other than United States dollars;

•	any index used to determine the amount of payments of principal of and premium, if any, and interest, if any, on the debt securities;

•	if the debt securities will be issuable only in the form of a global security as described below, the depository or its nominee with respect to the debt securities and the circumstances under which the global security may be registered for transfer or exchange in the name of a person other than the depository or its nominee;

•	any deletions, modifications of or additions to the events of default or covenants contained in the indenture; and

•	any other terms of the debt securities. (Section 301)
Payment of Principal, Premium and Interest
          Unless otherwise indicated in the prospectus supplement, principal of and premium, if any, and interest, if any, on the debt securities will be payable, and the debt securities will be exchangeable and transfers of debt securities will be registrable, at the office of the trustee at 60 Wall Street, MSNYC60-2710, New York, New York 10005. At our option, however, payment of interest may be made by:
•	check mailed to the address of the person entitled thereto in whose name the debt security is registered at the close of business on the regular record date at the address in the security register; or

•	wire transfer of immediately available funds to an account specified in writing to us and the trustee from any holder of debt securities prior to the relevant record date. (Sections 301, 305 and 1002)
          Any payment of principal and premium, if any, and interest, if any, required to be made on a day that is not a business day need not be made on that day, but may be made on the next succeeding business day with the same force and effect as if made on the non-business day. No interest will accrue for the period from and after the non-business day. (Section 113)
          Unless otherwise indicated in the prospectus supplement relating to the particular series of debt securities, we will issue the debt securities only in fully registered form, without coupons, in denominations of $2,000 or any multiple of $1,000. (Section 302) We will not require a service charge for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with any transfer or exchange. (Section 305)
Original Issue Discount Securities
          Debt securities may be issued under the indenture as original issue discount securities to be offered and sold at a substantial discount from their stated principal amount. An original issue discount security under the indenture includes any security which provides for an amount less than its principal amount to be due and payable upon a declaration of acceleration upon the occurrence of an event of default. In addition, under regulations of the U.S. Treasury Department it is possible that debt securities which are offered and sold at their stated principal amount would, under certain circumstances, be treated as issued at an original issue discount for U.S. federal income tax purposes, and special rules may apply to debt securities which are considered to be issued as “investment units.” U.S. federal income tax consequences and other special considerations applicable to any such original issue discount securities, or other debt securities treated as issued at an original issue discount, and to “investment units” will be described in the applicable prospectus supplement.

Book-Entry Debt Securities
     The debt securities of a series may be issued in the form of one or more global securities that will be deposited with a depository or its nominee identified in the prospectus supplement relating to the debt securities. In this case, one or more global securities will be issued in a denomination or total denominations equal to the portion of the total principal amount of outstanding debt securities to be represented by the global security or securities. Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a global security may not be registered for transfer or exchange except as a whole by the depository for the global security to a nominee of the depository and except in the circumstances described in the prospectus supplement relating to the debt securities. We will describe in the prospectus supplement the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global debt security. (Sections 204 and 305)
Restrictive Covenants
     In this section we describe the principal covenants that will apply to the debt securities unless the prospectus supplement for a particular series of debt securities states otherwise. We make use of several defined terms in this section. The definitions for these terms are located at the end of this section under “—Definitions Applicable to Covenants.”
   Restrictions on Secured Debt
     If we or any Domestic Subsidiary shall incur, issue, assume or guarantee any Debt secured by a Mortgage on any Principal Domestic Manufacturing Property of ours or any Domestic Subsidiary’s or on any shares of stock of any Domestic Subsidiary that owns a Principal Domestic Manufacturing Property, we will secure, or cause such Domestic Subsidiary to secure, the debt securities then outstanding equally and ratably with (or prior to) such Debt. However, we will not be restricted by this covenant if, after giving effect to the particular Debt so secured the total amount of all Debt so secured, together with all Attributable Debt in respect of sale and leaseback transactions involving Principal Domestic Manufacturing Properties, would not exceed 15% of our and our consolidated subsidiaries’ Consolidated Net Tangible Assets.
     In addition, the restriction will not apply to, and there shall be excluded in computing secured Debt for the purpose of the restriction, Debt secured by
(1)	with respect to any series of debt securities, Mortgages existing on the date of the original issuance of the debt securities of such series;

(2)	Mortgages on property of, or on any shares of stock of, any corporation existing at the time the corporation becomes a Domestic Subsidiary or at the time it is merged into or consolidated with us or a Domestic Subsidiary;

(3)	Mortgages in favor of us or a Domestic Subsidiary;

(4)	Mortgages in favor of U.S., State or foreign governmental bodies to secure progress or advance payments;

(5)	Mortgages on property or shares of stock existing at the time of their acquisition, including acquisition through merger or consolidation, purchase money Mortgages and construction or improvement cost Mortgages; and

(6)	any extension, renewal or refunding of any Mortgage referred to in the immediately preceding clauses (1) through (5), inclusive. (Section 1004)
     The indenture does not restrict the incurrence of unsecured debt by us or our subsidiaries.

   Restrictions on Sales and Leasebacks
          Neither we nor any Domestic Subsidiary may enter into any sale and leaseback transaction involving any Principal Domestic Manufacturing Property, the completion of construction and commencement of full operation of which has occurred more than 180 days prior to the transaction, unless
•	we or the Domestic Subsidiary could incur a lien on the property under the restrictions described above under “Restrictions on Secured Debt” in an amount equal to the Attributable Debt with respect to the sale and leaseback transaction without equally and ratably securing the debt securities then outstanding, or

•	we, within 180 days, apply to either (or a combination of) the investment in one or more other Principal Domestic Manufacturing Properties or the retirement of our Funded Debt an amount not less than the greater of (1) the net proceeds of the sale of the Principal Domestic Manufacturing Property leased pursuant to such arrangement or (2) the fair market value of the Principal Domestic Manufacturing Property so leased, subject to credits for various voluntary retirements of Funded Debt.
This restriction will not apply to any sale and leaseback transaction
•	between us and a Domestic Subsidiary,

•	between Domestic Subsidiaries, or

•	involving the taking back of a lease for a period of less than three years. (Section 1005)
   Definitions Applicable to Covenants
          The term “Attributable Debt” means the lesser of (1) the fair market value of the Principal Domestic Manufacturing Property sold and leased back at the time of entering into a sale and leaseback transaction and (2) the total net amount of rent, discounted at 10% per annum compounded annually, required to be paid during the remaining term of any lease.
          The term “Consolidated Net Tangible Assets” means our total assets, less net goodwill and other intangible assets, less total current liabilities, all as described on our and our consolidated subsidiaries’ most recent balance sheet and calculated based on positions as reported in our consolidated financial statements in accordance with generally accepted accounting principles.
          The term “Debt” means notes, bonds, debentures or other similar evidences of indebtedness for money borrowed.
          The term “Domestic Subsidiary” means any of our subsidiaries except a subsidiary which neither transacts any substantial portion of its business nor regularly maintains any substantial portion of its fixed assets within the United States or which is engaged primarily in financing our and our subsidiaries’ operations outside the United States.
          The term “Funded Debt” means Debt having a maturity of more than 12 months from its date of creation.
          The term “Mortgage” means pledges, mortgages and other liens.
          The term “Principal Domestic Manufacturing Property” means any facility (together with the land on which it is erected and fixtures comprising a part of the land) used primarily for manufacturing or processing, located in the United States, owned or leased by us or one of our subsidiaries and having a gross book value in excess of 1.0% of Consolidated Net Tangible Assets. However, the term “Principal Domestic Manufacturing Property” does not include any facility or portion of a facility (1) which is financed by obligations the interest on which is exempt from U.S. federal income tax pursuant to Section 103 of the Internal Revenue Code of 1986, as amended (or any predecessor or successor provision thereof), or (2) which, in the opinion of our board of directors, is not of material importance to the total business conducted by us and our subsidiaries as an entirety.
Events of Default
     Any one of the following are events of default under the indenture with respect to debt securities of any series:
(1)	our failure to pay principal of or premium, if any, on any debt security of that series when due;

(2)	our failure to pay any interest on any debt security of that series when due, continued for 30 days;

(3)	our failure to deposit any sinking fund payment, when due, in respect of any debt security of that series;

(4)	our failure to perform any other of our covenants in the indenture which affects or is applicable to the debt securities of that series, other than a covenant included in the indenture solely for the benefit of other series of debt securities, continued for 90 days after written notice as provided in the indenture;

(5)	certain events involving bankruptcy, insolvency or reorganization; and

(6)	any other event of default provided with respect to debt securities of that series. (Section 501)
     If an event of default with respect to outstanding debt securities of any series shall occur and be continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the principal amount (or, if the debt securities of that series are original issue discount securities, the portion of the principal amount as may be specified in the terms of that series) of all the debt securities of that series to be due and payable immediately. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree based on acceleration has been obtained, the holders of a majority in principal amount of the outstanding debt securities of that series may, under some circumstances, rescind and annul the acceleration. (Section 502) For information as to waiver of defaults, see the section below entitled “Modification and Waiver.”
     A prospectus supplement relating to each series of debt securities which are original issue discount securities will describe the particular provisions relating to acceleration of the maturity of a portion of the principal amount of such original issue discount securities upon the occurrence of an event of default and its continuation.
     During default, the trustee has a duty to act with the required standard of care. Otherwise, the indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless the holders shall have offered to the trustee reasonable indemnity. (Section 603) If the provisions for indemnification of the trustee have been satisfied, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series. (Section 512)
     We will furnish to the trustee annually a certificate as to our compliance with all conditions and covenants under the indenture. (Section 1007)
Defeasance
     The prospectus supplement will state if any defeasance provision will apply to the debt securities. Defeasance refers to the discharge of some or all of our obligations under the indenture.

   Defeasance and Discharge
          We will be discharged from any and all obligations in respect of the debt securities of any series if we deposit with the trustee, in trust, money and/or U.S. government securities which through the payment of interest and principal will provide money in an amount sufficient to pay the principal of and premium, if any, and each installment of interest on the debt securities of the series on the dates those payments are due and payable.
          If we defease a series of debt securities, the holders of the debt securities of the series will not be entitled to the benefits of the indenture, except for
•	the rights of holders to receive from the trust funds payment of principal, premium and interest on the debt securities,

•	our obligation to register the transfer or exchange of debt securities of the series,

•	our obligation to replace stolen, lost or mutilated debt securities of the series,

•	our obligation to maintain paying agencies,

•	our obligation to hold monies for payment in trust, and

•	the rights of holders to benefit, as applicable, from the rights, powers, trusts, duties and immunities of the trustee.
          We may defease a series of debt securities only if, among other things, we have delivered to the Trustee an opinion of counsel to the effect that we have received from, or there has been published by, the U.S. Internal Revenue Service a ruling to the effect that holders and beneficial owners of the debt securities of the series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred. (Section 403)
   Defeasance of Covenants and Events of Default
          We may omit to comply with the covenants described above under “Restrictions on Secured Debt” (Section 1004) and “Restrictions on Sales and Leasebacks” (Section 1005), and the failure to comply with these covenants will not be deemed an event of default (Section 501(4)), if we deposit with the trustee, in trust, money and/or U.S. government securities which through the payment of interest and principal will provide money in an amount sufficient to pay the principal of and premium, if any, and each installment of interest on the debt securities of the series on the dates those payments are due and payable. Our obligations under the indenture and the debt securities of the series will remain in full force and effect, other than with respect to the defeased covenants and related events of default.
          We may defease the covenants and the related events of default described above only if, among other things, we have delivered to the trustee an opinion of counsel, who may be our employee or counsel, to the effect that the holders and beneficial owners of the debt securities of the series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit and defeasance of the covenants and events of default, and the holders and beneficial owners of the debt securities of the series will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if the deposit and defeasance had not occurred. (Section 1006)
          If we choose covenant defeasance with respect to the debt securities of any series as described above and the debt securities of the series are declared due and payable because of the occurrence of any event of default other than the event of default described in clause (4) under “Events of Default,” the amount of money and U.S. government securities on deposit with the trustee will be sufficient to pay amounts due on the debt securities of the series at the time of their stated maturity. The amount on deposit with the trustee may not be sufficient to pay amounts due on the debt securities of the series at the time of the acceleration resulting from the event of default. However, we will remain liable for these payments.
Modification and Waiver
          Procter & Gamble and the trustee may make modifications of and amendments to the indenture if the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modification or amendment consent to the modification or amendment.
          However, the consent of the holder of each debt security affected will be required for any modification or amendment that
•	changes the stated maturity of the principal of, or any installment of principal of or interest on, any debt security,

•	reduces the principal amount of, or the premium, if any, or interest, if any, on, any debt security,

•	reduces the amount of principal of an original issue discount security payable upon acceleration of the maturity of the security,

•	changes the place or currency of payment of principal of, or premium, if any, or interest, if any, on, any debt security,

•	impairs the right to institute suit for the enforcement of any payment on any debt security, or

•	reduces the percentage in principal amount of debt securities of any series necessary to modify or amend the indenture or to waive compliance with various provisions of the indenture or to waive various defaults. (Section 902)
          Without the consent of any holder of debt securities, we and the trustee may make modifications or amendments to the indenture in order to
•	evidence the succession of another person to us and the assumption by that person of the covenants in the indenture,

•	add to the covenants for the benefit of the holders,

•	add additional events of default,

•	permit or facilitate the issuance of securities in bearer form or uncertificated form,

•	add to, change, or eliminate any provision of the indenture in respect of a series of debt securities to be created in the future,

•	secure the securities as required by “Restrictions on Secured Debt,”

•	establish the form or terms of securities of any series,

•	evidence the appointment of a successor trustee, or

•	cure any ambiguity, correct or supplement any provision which may be inconsistent with another provision, or make any other provision, provided that any action may not adversely affect the interests of holders of debt securities in any material respect.

          The holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive compliance by us with various restrictive provisions of the indenture. (Section 1008)
          The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive any past default with respect to that series, except
•	a default in the payment of the principal of or premium, if any, or interest on any debt security of that series, or

•	a default in respect of a provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding debt security of that series that would be affected. (Section 513)
Consolidation, Merger and Sale of Assets
          If the conditions below are met, we may, without the consent of any holders of outstanding debt securities:
•	consolidate or merge with or into another entity, or

•	transfer or lease our assets as an entirety to another entity.
          We have agreed that we will engage in a consolidation, merger or transfer or lease of assets as an entirety only if
•	either we are the surviving entity or the entity formed by the consolidation or into which we are merged or which acquires or leases our assets is a corporation, partnership, limited liability company or trust organized and existing under the laws of any United States jurisdiction and assumes our obligations on the debt securities and under the indenture,

•	after giving effect to the transaction no event of default would have happened and be continuing, and

•	various other conditions are met. (Article Eight)
Regarding the Trustee
          Deutsche Bank Trust Company Americas is the trustee under the indenture, and also serves as trustee under the indenture relating to the debt securities of PGIF. In addition, affiliates of Deutsche Bank Trust Company Americas may perform various commercial banking and investment banking services for Procter & Gamble and its subsidiaries from time to time in the ordinary course of business.

DESCRIPTION OF PGIF DEBT SECURITIES
          This section describes the general terms and provisions of any debt securities that PGIF may offer in the future. A prospectus supplement relating to a particular series of debt securities will describe the specific terms of that particular series and the extent to which the general terms and provisions apply to that particular series. In this section, references to “PGIF,” “we,” “our” or “us” refer solely to Procter & Gamble International Funding SCA, and references to “Procter & Gamble” refer to The Procter & Gamble Company.
General
          We expect to issue the debt securities under an indenture, dated as of September 3, 2009, among PGIF, as issuer, Procter & Gamble, as guarantor and Deutsche Bank Trust Company Americas, as trustee. We have filed a copy of the indenture as an exhibit to the registration statement of which this prospectus forms a part. The following summaries of various provisions of the indenture are not complete. You should read the indenture for a more complete understanding of the provisions described in this section. The indenture itself, not this description or the description in the prospectus supplement, defines your rights as a holder of debt securities. Parenthetical section and article numbers in this description refer to sections and articles in the indenture.
          The debt securities will be unsecured obligations of PGIF and will be fully and unconditionally guaranteed by The Procter & Gamble Company. The indenture does not limit the amount of debt securities that we may issue under the indenture. The indenture provides that we may issue debt securities from time to time in one or more series.
Terms of a Particular Series
          Each prospectus supplement relating to a particular series of debt securities will include specific information relating to the offering. This information will include some or all of the following terms of the debt securities of the series:
•	the title of the debt securities;

•	any limit on the total principal amount of the debt securities;

•	the date or dates on which the debt securities will mature;

•	the rate or rates, which may be fixed or variable, at which the debt securities will bear interest, if any, and the date or dates from which interest will accrue;

•	the dates on which interest, if any, will be payable and the regular record dates for interest payments;

•	any mandatory or optional sinking fund or similar provisions;

•	any optional or mandatory redemption provisions, including the price at which, the periods within which, and the terms and conditions upon which we may redeem or repurchase the debt securities;

•	the terms and conditions upon which the debt securities may be repayable prior to final maturity at the option of the holder;

•	the portion of the principal amount of the debt securities that will be payable upon acceleration of maturity, if other than the entire principal amount;

•	provisions allowing us to defease the debt securities or certain restrictive covenants and certain events of default under the indenture;

•	if other than in United States dollars, the currency or currencies, including composite currencies, of payment of principal of and premium, if any, and interest on the debt securities;

•	the U.S. federal income tax consequences and other special considerations applicable to any debt securities denominated in a currency or currencies other than United States dollars;

•	any index used to determine the amount of payments of principal of and premium, if any, and interest, if any, on the debt securities;

•	whether the debt securities will be guaranteed by any person and, if so, the identity of the person and the terms and conditions upon which the debt securities will be guaranteed;

•	if the debt securities will be issuable only in the form of a global security as described below, the depository or its nominee with respect to the debt securities and the circumstances under which the global security may be registered for transfer or exchange in the name of a person other than the depository or its nominee;

•	any deletions, modifications of or additions to the events of default or covenants contained in the indenture; and

•	any other terms of the debt securities. (Section 301)
Payment of Principal, Premium and Interest
          Unless otherwise indicated in the prospectus supplement, principal of and premium, if any, and interest, if any, on the debt securities will be payable, and the debt securities will be exchangeable and transfers of debt securities will be registrable, at the office of the trustee at 60 Wall Street, MSNYC60-2710, New York, New York 10005. At our option, however, payment of interest may be made by:
•	check mailed to the address of the person entitled thereto in whose name the debt security is registered at the close of business on the regular record date at the address in the security register; or

•	wire transfer of immediately available funds to an account specified in writing to us and the trustee from any holder of debt securities prior to the relevant record date. (Sections 301, 305 and 1002)
          Any payment of principal and premium, if any, and interest, if any, required to be made on a day that is not a business day need not be made on that day, but may be made on the next succeeding business day with the same force and effect as if made on the non-business day. No interest will accrue for the period from and after the non-business day. (Section 113)
          Unless otherwise indicated in the prospectus supplement relating to the particular series of debt securities, we will issue the debt securities only in fully registered form, without coupons, in denominations of $2,000 or any multiple of $1,000. (Section 302) We will not require a service charge for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with any transfer or exchange. (Section 305)
Guarantee
          Procter & Gamble will fully and unconditionally guarantee the due and punctual payment of principal of and premium, if any, and interest on the debt securities on a senior unsecured basis, when and as the same become due and payable, whether on a maturity date, by declaration or acceleration, upon redemption, repurchase or otherwise, and all other obligations of PGIF under the indenture.

Original Issue Discount Securities
          Debt securities may be issued under the indenture as original issue discount securities to be offered and sold at a substantial discount from their stated principal amount. An original issue discount security under the indenture includes any security which provides for an amount less than its principal amount to be due and payable upon a declaration of acceleration upon the occurrence of an event of default. In addition, under regulations of the U.S. Treasury Department it is possible that debt securities which are offered and sold at their stated principal amount would, under certain circumstances, be treated as issued at an original issue discount for federal income tax purposes, and special rules may apply to debt securities which are considered to be issued as “investment units.” Federal income tax consequences and other special considerations applicable to any such original issue discount securities, or other debt securities treated as issued at an original issue discount, and to “investment units” will be described in the applicable prospectus supplement.
Additional Amounts
          All payments made by PGIF under or with respect to the debt securities will be made free and clear of and without withholding or deduction for or on account of any present or future taxes, duties, levies, imposts, assessments or other governmental charges of whatever nature imposed or levied by or on behalf of Luxembourg (or any political subdivision or taxing authority thereof or therein) and any interest, penalties and other liabilities with respect thereto (hereinafter collectively, “Taxes”) unless PGIF is required to withhold or deduct Taxes by law (including any law or directive of the European Union) or by the interpretation or administration thereof. In the event that PGIF is required to so withhold or deduct any amount for or on account of any Taxes from any payment under or with respect to the debt securities PGIF will pay such additional amounts (referred to herein as “Additional Amounts”) as may be necessary so that the net amount (including Additional Amounts) received by each holder of the debt securities after such withholding or deduction will equal the amount that such holder would have received if such Taxes had not been required to be withheld or deducted; provided, however, that PGIF will not be required to pay any such Additional Amounts with respect to any payment to a holder of a debt security for or on account of:
(a) any Taxes that would not have been so imposed, deducted or withheld but for the existence of any present or former personal or business connection between such holder or the beneficial owner of such debt security, as the case may be, and Luxembourg (or any political subdivision or taxing authority thereof or therein) other than the mere receipt of such payment or the ownership or holding of such debt security;
(b) any estate, inheritance, net wealth, gift, sales, value added, transfer, stamp, excise or personal property tax or any similar Taxes;
(c) any Taxes that are payable otherwise than by withholding or deduction from a payment to such holder or the beneficial owner of such debt security;
(d) any Taxes imposed, deducted or withheld as a result of the failure of such holder or the beneficial owner of such debt security to duly and timely comply with any applicable certification, information, identification, documentation or other reporting requirements concerning the nationality, residence, identity or connection with Luxembourg (or any political subdivision or taxing authority thereof or therein) of such holder or the beneficial owner of such debt security, as the case may be, or to make any valid or timely declaration or similar claim, if such compliance or such declaration or similar claim is required by a statute, treaty, regulation or administrative practice of Luxembourg (or any political subdivision or taxing authority thereof or therein) as a precondition to relief or exemption from all or part of such Taxes;
(e) any Taxes which would not have been so imposed, deducted or withheld but for the presentation of such debt security for payment on a date more than 10 days after the date on which such payment became due and payable or the date on which payment is duly provided for, whichever occurs later;
(f) any Taxes required to be withheld pursuant to a law in effect as of the date hereof, including any withholding under the European Council Directive 2003/48/EC or any other Directive on the taxation of savings implementing the conclusions of the ECOFIN council meeting of 26th-27th November, 2000, or any law implementing or complying with, or introduced in order to conform to, such Directive;
(g) any Taxes required to be deducted or withheld by any paying agent from any payment in respect of such debt security if such payment could be made without such withholding by at least one other paying agent;
(h) any Taxes imposed on or deducted or withheld from a payment to such holder or the beneficial owner of such debt security that is not the sole beneficial owner of such debt security or is a fiduciary, partnership, limited liability company or other similar entity, but only to the extent that a beneficial owner of such debt security, a beneficiary or settlor with respect to such fiduciary or member of such partnership, limited liability company or similar entity would not have been entitled to the payment of Additional Amounts had such beneficial owner, settlor, beneficiary or member received directly its beneficial or distributive share of such payment; or
(i) any combination of (a), (b), (c), (d), (e), (f), (g) and (h) above.
          PGIF will also make any applicable withholding or deduction and remit the full amount deducted or withheld to the relevant taxing authority in accordance with applicable law. PGIF will furnish to the trustee, within 30 days after the date the payment of any Taxes deducted or withheld is due pursuant to applicable law, certified copies of tax receipts evidencing payment of such Taxes or, if such tax receipts are not reasonably available to PGIF, such other documentation reasonably acceptable to the trustee evidencing such payment by PGIF.
          PGIF will pay any issue, registration, documentation, stamp or other similar taxes or duties imposed by Luxembourg (or any political subdivision or taxing authority thereof or therein) in connection with the execution, delivery, payment or performance of the indenture, the debt securities or the guarantee and shall indemnify each holder and beneficial owner of the debt securities for all liabilities arising from any failure to pay, or delay in paying, such taxes or duties.
Redemption for Changes in Withholding Taxes
          The debt securities also may be redeemed at the option of PGIF, in whole but not in part, at a redemption price equal to 100% of the principal amount of the debt securities to be redeemed, together with interest accrued and unpaid to the date fixed for redemption, at any time, on giving not less than 30 nor more than 60 days’ notice (which notice shall be irrevocable), if (a) PGIF has or will become obligated to pay Additional Amounts as a result of any change in or amendment to the laws, treaties, regulations or rulings of Luxembourg or any political subdivision or any taxing authority thereof or therein affecting taxation, or any change in or amendment to an official application, interpretation, administration or enforcement of such laws, treaties, regulations or rulings (including a holding by a court of competent jurisdiction), which change or amendment becomes effective on or after the date specified in the prospectus supplement or (b) any action shall have been taken by any taxing authority, or any action has been brought in a court of competent jurisdiction, in Luxembourg or any political subdivision or taxing authority thereof or therein, including any of those actions specified in (a) above (whether or not such action was taken or brought with respect to PGIF) or any change, clarification, amendment, application or interpretation of such laws, treaties, regulations or rulings shall be officially proposed, in any case on or after the date specified in the prospectus supplement, which results in a substantial likelihood that PGIF will be required to pay Additional Amounts on the next interest payment date; provided, however, that no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which PGIF would be, in the case of a redemption for the reasons specified in (a) above, or there would be a substantial likelihood that PGIF would be, in the case of a redemption for the reasons specified in (b) above, obligated to pay such Additional Amounts if a payment in respect of the debt securities were then due. Prior to the publication of any notice of redemption pursuant to this paragraph, PGIF shall deliver to the trustee a certificate signed by a duly authorized officer of PGIF stating that PGIF is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent of the right of PGIF so to redeem have occurred.

Book-Entry Debt Securities
          The debt securities of a series may be issued in the form of one or more global securities that will be deposited with a depository or its nominee identified in the prospectus supplement relating to the debt securities. In this case, one or more global securities will be issued in a denomination or total denominations equal to the portion of the total principal amount of outstanding debt securities to be represented by the global security or securities. Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a global security may not be registered for transfer or exchange except as a whole by the depository for the global security to a nominee of the depository and except in the circumstances described in the prospectus supplement relating to the debt securities. We will describe in the prospectus supplement the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global debt security. (Sections 204 and 305)
Restrictive Covenants
          In this section we describe the principal covenants that will apply to the debt securities unless the prospectus supplement for a particular series of debt securities states otherwise. We make use of several defined terms in this section. The definitions for these terms are located at the end of this section under “—Definitions Applicable to Covenants.”
Restrictions on Secured Debt
          If Procter & Gamble or any Domestic Subsidiary shall incur, issue, assume or guarantee any Debt secured by a Mortgage on any Principal Domestic Manufacturing Property of Procter & Gamble’s or any Domestic Subsidiary’s or on any shares of stock of any Domestic Subsidiary that owns a Principal Domestic Manufacturing Property, we will cause Procter & Gamble or such Domestic Subsidiary to secure the debt securities then outstanding and/or the Procter & Gamble guarantee of the debt securities then outstanding, as the case may be, equally and ratably with (or prior to) such Debt. However, this restriction will not apply if, after giving effect to the particular Debt so secured the total amount of all Debt so secured, together with all Attributable Debt in respect of sale and leaseback transactions involving Principal Domestic Manufacturing Properties, would not exceed 15% of Procter & Gamble’s and its consolidated subsidiaries’ Consolidated Net Tangible Assets.
          In addition, the restriction will not apply to, and there shall be excluded in computing secured Debt for the purpose of the restriction, Debt secured by
(1)	with respect to any series of debt securities, Mortgages existing on the date of the original issuance of the debt securities of such series;

(2)	Mortgages on property of, or on any shares of stock of, any corporation existing at the time the corporation becomes a Domestic Subsidiary or at the time it is merged into or consolidated with Procter & Gamble or a Domestic Subsidiary;

(3)	Mortgages in favor of Procter & Gamble or a Domestic Subsidiary;

(4)	Mortgages in favor of U.S., State or foreign governmental bodies to secure progress or advance payments;

(5)	Mortgages on property or shares of stock existing at the time of their acquisition, including acquisition through merger or consolidation, purchase money Mortgages and construction or improvement cost Mortgages; and

(6)	any extension, renewal or refunding of any Mortgage referred to in the immediately preceding clauses (1) through (5), inclusive. (Section 1004)
          The indenture does not restrict the incurrence of unsecured debt by us or the incurrence of unsecured debt by Procter & Gamble or its other subsidiaries.

Restrictions on Sales and Leasebacks
          Neither Procter & Gamble nor any Domestic Subsidiary may enter into any sale and leaseback transaction involving any Principal Domestic Manufacturing Property, the completion of construction and commencement of full operation of which has occurred more than 180 days prior to the transaction, unless
•	Procter & Gamble or the Domestic Subsidiary could incur a lien on the property under the restrictions described above under “Restrictions on Secured Debt” in an amount equal to the Attributable Debt with respect to the sale and leaseback transaction without equally and ratably securing the debt securities then outstanding or

•	within 180 days, Procter & Gamble applies to either (or a combination of) the investment in one or more other Principal Domestic Manufacturing Properties or the retirement of Funded Debt of Procter & Gamble an amount not less than the greater of (1) the net proceeds of the sale of the Principal Domestic Manufacturing Property leased pursuant to such arrangement or (2) the fair market value of the Principal Domestic Manufacturing Property so leased, subject to credits for various voluntary retirements of Funded Debt of Procter & Gamble.
This restriction will not apply to any sale and leaseback transaction
•	between Procter & Gamble and a Domestic Subsidiary,

•	between Domestic Subsidiaries or

•	involving the taking back of a lease for a period of less than three years. (Section 1005)
PGIF
          PGIF may not engage in any business activities other than those related to (a) financing the business and operations of Procter & Gamble or any of its subsidiaries, (b) the establishment and maintenance of its existence, and (c) any activities related or ancillary thereto or necessary in connection therewith.
Definitions Applicable to Covenants
          The term “Attributable Debt” means the lesser of (1) the fair market value of the Principal Domestic Manufacturing Property sold and leased back at the time of entering into a sale and leaseback transaction and (2) the total net amount of rent, discounted at 10% per annum compounded annually, required to be paid during the remaining term of any lease.
          The term “Consolidated Net Tangible Assets” means Procter & Gamble’s total assets, less net goodwill and other intangible assets, less total current liabilities, all as described on Procter & Gamble’s and its consolidated subsidiaries’ most recent balance sheet and calculated based on positions as reported in Procter & Gamble’s consolidated financial statements in accordance with generally accepted accounting principles.
          The term “Debt” means notes, bonds, debentures or other similar evidences of indebtedness for money borrowed.
          The term “Domestic Subsidiary” means any subsidiary of Procter & Gamble except (i) PGIF and (ii) a subsidiary which neither transacts any substantial portion of its business nor regularly maintains any substantial portion of its fixed assets within the United States or which is engaged primarily in financing Procter & Gamble and Procter & Gamble’s subsidiaries’ operations outside the United States.

          The term “Funded Debt” means Debt having a maturity of more than 12 months from its date of creation.
          The term “Mortgage” means pledges, mortgages and other liens.
          The term “Principal Domestic Manufacturing Property” means any facility (together with the land on which it is erected and fixtures comprising a part of the land) used primarily for manufacturing or processing, located in the United States, owned or leased by Procter & Gamble or one of its subsidiaries and having a gross book value in excess of 1.0% of Consolidated Net Tangible Assets. However, the term “Principal Domestic Manufacturing Property” does not include any facility or portion of a facility (1) which is financed by obligations the interest on which is exempt from U.S. federal income tax pursuant to Section 103 of the Internal Revenue Code of 1986, as amended (or any predecessor or successor provision thereof), or (2) which, in the opinion of the board of directors of Procter & Gamble, is not of material importance to the total business conducted by Procter & Gamble and its subsidiaries as an entirety.
Events of Default
          Any one of the following are events of default under the indenture with respect to each series of debt securities:
(1)	the failure to pay principal of or premium, if any, on any debt security of that series when due;

(2)	the failure to pay any interest on any debt security of that series when due, continued for 30 days;

(3)	the failure to deposit any sinking fund payment, when due, in respect of any debt security of that series;

(4)	the failure by us or Procter & Gamble to perform any other of the covenants in the indenture which affects or is applicable to the debt securities of that series, other than a covenant included in the indenture solely for the benefit of other series of debt securities, continued for 90 days after written notice as provided in the indenture;

(5)	release of Procter & Gamble from its obligations in respect of its guarantee of any debt security of that series;

(6)	certain events involving bankruptcy, insolvency or reorganization of us or Procter & Gamble; and

(7)	any other event of default provided with respect to debt securities of that series. (Section 501)
          If an event of default with respect to outstanding debt securities of any series shall occur and be continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the principal amount (or, if the debt securities of that series are original issue discount securities, the portion of the principal amount as may be specified in the terms of that series) of all the debt securities of that series to be due and payable immediately. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree based on acceleration has been obtained, the holders of a majority in principal amount of the outstanding debt securities of that series may, under some circumstances, rescind and annul the acceleration. (Section 502) For information as to waiver of defaults, see the section below entitled “Modification and Waiver.”
          A prospectus supplement relating to each series of debt securities which are original issue discount securities will describe the particular provisions relating to acceleration of the maturity of a portion of the principal amount of such original issue discount securities upon the occurrence of an event of default and its continuation.
          During a default, the trustee has a duty to act with the required standard of care. Otherwise, the indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless the holders shall have offered to the trustee reasonable indemnity.

(Section 603) If the provisions for indemnification of the trustee have been satisfied, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series. (Section 512)
          We and Procter & Gamble will furnish to the trustee annually a certificate as to the compliance by us and Procter & Gamble with all conditions and covenants under the indenture. (Section 1007)
Defeasance
          The prospectus supplement will state if any defeasance provision will apply to the debt securities. Defeasance refers to the discharge of some or all of our obligations under the indenture and Procter & Gamble’s obligations in respect of its guarantee of the debt securities.
Defeasance and Discharge
          We will be discharged from any and all obligations in respect of the debt securities of any series, and Procter & Gamble will be discharged from any and all obligations in respect of its guarantee of the debt securities of any series, if we or Procter & Gamble deposit with the trustee, in trust, money and/or U.S. government securities which through the payment of interest and principal will provide money in an amount sufficient to pay the principal of and premium, if any, and each installment of interest on the debt securities of the series on the dates those payments are due and payable.
          If a series of debt securities is defeased, the holders of the debt securities of the series will not be entitled to the benefits of the indenture, except for
•	the rights of holders to receive from the trust funds payment of principal, premium and interest on the debt securities,

•	the rights of holders to receive any Additional Amounts,

•	the obligation to register the transfer or exchange of debt securities of the series,

•	the obligation to replace stolen, lost or mutilated debt securities of the series,

•	the obligation to maintain paying agencies,

•	the obligation to hold monies for payment in trust and

•	the rights of holders to benefit, as applicable, from the rights, powers, trusts, duties and immunities of the trustee.
          A series of debt securities may be defeased only if, among other things, we have delivered to the Trustee an opinion of counsel to the effect that we have received from, or there has been published by, the Internal Revenue Service a ruling to the effect that holders and beneficial owners of the debt securities of the series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred. (Section 403)
Defeasance of Covenants and Events of Default
          We and Procter & Gamble may omit to comply with the covenants described above under “Restrictions on Secured Debt” (Section 1004) and “Restrictions on Sales and Leasebacks” (Section 1005), and the failure to comply with these covenants will not be deemed an event of default (Section 501(4)), if we or Procter & Gamble deposit with the trustee, in trust, money and/or U.S. government securities which through the payment of interest and principal will provide money in an amount sufficient to pay the principal of and premium, if any, and each installment of interest on the debt securities of the series on the dates those payments are due and payable. Our obligations under the indenture and the debt securities of the series, and Procter & Gamble’s obligations in respect of its guarantee of the debt securities of the series, will remain in full force and effect, other than with respect to the defeased covenants and related events of default.
          The covenants and the related events of default described above may be defeased only if, among other things, we have delivered to the trustee an opinion of counsel, who may be our employee or counsel, to the effect that the holders and beneficial owners of the debt securities of the series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit and defeasance of the covenants and events of default, and the holders and beneficial owners of the debt securities of the series will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if the deposit and defeasance had not occurred. (Section 1006)
          If we choose covenant defeasance with respect to the debt securities of any series as described above and the debt securities of the series are declared due and payable because of the occurrence of any event of default other than the event of default described in clause (4) under “Events of Default”, the amount of money and U.S. government securities on deposit with the trustee will be sufficient to pay amounts due on the debt securities of the series at the time of their stated maturity. The amount on deposit with the trustee may not be sufficient to pay amounts due on the debt securities of the series at the time of the acceleration resulting from the event of default. However, we and Procter & Gamble will remain liable for these payments.
Modification and Waiver
          PGIF, Procter & Gamble and the trustee may make modifications of and amendments to the indenture if the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modification or amendment consent to the modification or amendment.
          However, the consent of the holder of each debt security affected will be required for any modification or amendment that
•	changes the stated maturity of the principal of, or any installment of principal of or interest on, any debt security,

•	reduces the principal amount of, or the premium, if any, or interest, if any, on, any debt security,

•	reduces the amount of principal of an original issue discount security payable upon acceleration of the maturity of the security,

•	changes the place or currency of payment of principal of, or premium, if any, or interest, if any, on, any debt security,

•	releases Procter & Gamble from its obligation in respect of the guarantee of any debt security,

•	impairs the right to institute suit for the enforcement of any payment on any debt security, or

•	reduces the percentage in principal amount of debt securities of any series necessary to modify or amend the indenture or to waive compliance with various provisions of the indenture or to waive various defaults. (Section 902)
          Without the consent of any holder of debt securities, PGIF, Procter & Gamble and the trustee may make modifications or amendments to the indenture in order to

•	evidence the succession of another person to us or Procter & Gamble, as the case may be, and the assumption by that person of the covenants in the indenture,

•	add to the covenants for the benefit of the holders,

•	add additional events of default,

•	permit or facilitate the issuance of securities in bearer form or uncertificated form,

•	add to, change, or eliminate any provision of the indenture in respect of a series of debt securities to be created in the future,

•	secure the securities or the Procter & Gamble guarantee of the securities as required by “Restrictions on Secured Debt,”

•	establish the form or terms of securities of any series,

•	evidence the appointment of a successor trustee, or

•	cure any ambiguity, correct or supplement any provision which may be inconsistent with another provision, or make any other provision, provided that any action may not adversely affect the interests of holders of debt securities in any material respect.
          The holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive compliance by us or Procter & Gamble with various restrictive provisions of the indenture. (Section 1008)
          The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive any past default with respect to that series, except
•	a default in the payment of the principal of or premium, if any, or interest on any debt security of that series, or

•	a default in respect of a provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding debt security of that series that would be affected. (Section 513)
Consolidation, Merger and Sale of Assets
          If the conditions below are met, PGIF and Procter & Gamble, as the case may be, may, without the consent of any holders of outstanding debt securities:
•	consolidate or merge with or into another entity, or

•	transfer or lease their assets as an entirety to another entity.

PGIF may engage in a consolidation, merger or transfer or lease of assets as an entirety only if

•	either PGIF is the surviving entity or the entity formed by the consolidation or into which we are merged or which acquires or leases our assets is either Procter & Gamble or a corporation, partnership, limited liability company, or trust wholly owned by Procter & Gamble and organized and existing under the laws of any United States jurisdiction or any member country of the European Union and assumes our obligations on the debt securities and under the indenture,

•	after giving effect to the transaction no event of default would have happened and be continuing, and

•	various other conditions are met. (Article Eight)
          In addition, Procter & Gamble may engage in a consolidation, merger or transfer or lease of assets as an entirety only if
•	either Procter & Gamble is the surviving entity or the entity formed by the consolidation or into which Procter & Gamble is merged or which acquires or leases Procter & Gamble’s assets is a corporation, partnership, limited liability company or trust organized and existing under the laws of any United States jurisdiction and assumes all obligations of Procter & Gamble under the indenture and its guarantee of the debt securities,

•	after giving effect to the transaction no event of default would have happened and be continuing, and

•	various other conditions are met. (Sections 1102 and 1103)
Regarding the Trustee
          Deutsche Bank Trust Company Americas is the trustee under the indenture, and also serves as trustee under the indenture relating to the debt securities of Procter & Gamble. In addition, affiliates of Deutsche Bank Trust Company Americas may perform various commercial banking and investment banking services for Procter & Gamble and its subsidiaries from time to time in the ordinary course of business.

PLAN OF DISTRIBUTION
General
          We and/or PGIF may sell debt securities in one or more transactions from time to time to or through underwriters, who may act as principals or agents, directly to other purchasers or through agents to other purchasers.
          A prospectus supplement relating to a particular offering of debt securities may include the following information:
•	the terms of the offering,

•	the names of any underwriters or agents,

•	the purchase price of the securities,

•	the net proceeds from the sale of the securities,

•	any delayed delivery arrangements,

•	any underwriting discounts and other items constituting underwriters’ compensation,

•	any initial public offering price, and

•	any discounts or concessions allowed or reallowed or paid to dealers.
          The distribution of the debt securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.
Underwriting Compensation
          In connection with the sale of debt securities, underwriters may receive compensation from us, PGIF or from purchasers for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell debt securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.
          Underwriters, dealers and agents that participate in the distribution of debt securities may be deemed to be underwriters under the Securities Act. Any discounts or commissions that they receive from us and/or PGIF and any profit that they receive on the resale of debt securities may be deemed to be underwriting discounts and commissions under the Securities Act. If any entity is deemed an underwriter or any amounts deemed underwriting discounts and commissions, the prospectus supplement will identify the underwriter or agent and describe the compensation received from us and/or PGIF.
Indemnification
          We and/or PGIF may enter agreements under which underwriters and agents who participate in the distribution of debt securities may be entitled to indemnification by us and/or PGIF against various liabilities, including liabilities under the Securities Act, and to contribution with respect to payments which the underwriters, dealers or agents may be required to make.

Related Transactions
          Various of the underwriters who participate in the distribution of debt securities, and their affiliates, may perform various commercial banking and investment banking services for us and PGIF from time to time in the ordinary course of business.
Delayed Delivery Contracts
          We and PGIF may authorize underwriters or other persons acting as our agents to solicit offers by institutions to purchase debt securities from us and/or PGIF pursuant to contracts providing for payment and delivery on a future date. These institutions may include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases we and/or PGIF must approve these institutions. The obligations of any purchaser under any of these contracts will be subject to the condition that the purchase of the debt securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and other agents will not have any responsibility in respect of the validity or performance of these contracts.
No Established Trading Market
          The debt securities, when first issued, will have no established trading market. Any underwriters or agents to or through whom we and/or PGIF sell debt securities for public offering and sale may make a market in the securities but will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the debt securities.
Price Stabilization and Short Positions
          If underwriters or dealers are used in the sale, until the distribution of the securities is completed, rules of the Securities and Exchange Commission may limit the ability of any underwriters to bid for and purchase the securities. As an exception to these rules, representatives of any underwriters are permitted to engage in transactions that stabilize the price of the securities. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the securities. If the underwriters create a short position in the securities in connection with the offering, i.e., if they sell more securities than are set forth on the cover page of the prospectus supplement, the representatives of the underwriters may reduce that short position by purchasing securities in the open market.
          We and PGIF make no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the securities. In addition, we and PGIF make no representation that the representatives of any underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

LEGAL OPINIONS
          In connection with particular offerings of the securities in the future, and if stated in the applicable prospectus supplement, the validity of those securities may be passed upon for The Procter & Gamble Company by Susan S. Whaley, Associate General Counsel or any Counsel, Senior Counsel or Associate General Counsel of the Company, for Procter & Gamble International Funding SCA by Arendt & Medernach, Luxembourg counsel for Procter & Gamble and PGIF, and with respect to matters of New York law, by Fried, Frank, Harris, Shriver & Jacobson LLP. In addition, the validity of those securities may be passed upon for any underwriters or agents by Fried, Frank, Harris, Shriver & Jacobson LLP or other counsel for the underwriters. Ms. Whaley or other counsel for the Company may rely as to matters of New York law upon the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP or other counsel for the underwriters, and may rely as to matters of Luxembourg law upon the opinion of Arendt & Medernach. Fried, Frank, Harris, Shriver & Jacobson LLP or other counsel for the underwriters may rely as to matters of Ohio law upon the opinion of Ms. Whaley or other counsel for the Company, and may rely as to matters of Luxembourg law upon the opinion of Arendt & Medernach. Fried, Frank, Harris, Shriver & Jacobson LLP performs legal services for Procter & Gamble and its subsidiaries from time to time.
EXPERTS
          The financial statements incorporated in this prospectus by reference from The Procter & Gamble Company’s Annual Report on Form 10-K and the effectiveness of The Procter & Gamble Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
          Procter & Gamble files annual, quarterly and special reports, proxy statements and other information with the SEC. PGIF does not and will not file separate reports with the SEC. You may read and copy materials that Procter & Gamble has filed with the SEC, including the registration statement, at the following public reference room of the SEC:
100 F Street, N.E.
Washington, DC 20549
Please telephone the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains an Internet site at http://www.sec.gov that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC. You may find our reports, proxy statements and other information at this SEC website.
          In addition, you can obtain our reports, proxy statements and other information about Procter & Gamble at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.
          The SEC allows us to “incorporate by reference” into this document the information which Procter & Gamble filed with the SEC. This means that we can disclose important information by referring you to those documents. Any information referred to in this way is considered part of this prospectus from the date we file that document. The information incorporated by reference is an important part of this prospectus and information that Procter & Gamble files later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below:
•	our Annual Report on Form 10-K for the year ended June 30, 2009 (including portions of our Annual Report to Shareholders for the year ended June 30, 2009 incorporated by reference therein); and

•	our Current Reports on Form 8-K filed on August 12, 2009 and August 28, 2009.
          In addition to the documents listed above, we also incorporate by reference any future filings Procter & Gamble makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K) until we and/or PGIF have sold all of the offered securities to which this prospectus relates or the offering is otherwise terminated.
          You may request a copy of these filings (other than exhibits, unless that exhibit is specifically incorporated by reference into the filing), at no cost, by writing us at the following address or telephoning us at (513) 983-2414:
The Procter & Gamble Company
Attn: Investor Relations
One Procter & Gamble Plaza
Cincinnati, Ohio 45202
          You may also get a copy of these reports from our website at http://www.pg.com. Please note, however, that we have not incorporated any other information by reference from our website, other than the documents listed above.
          You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume the information in this prospectus or any supplemental prospectus is accurate as of any date other than the date on the front of those documents.

 $1,250,000,000
The Procter & Gamble Company
1.375% Notes due 2012

Joint Book-Running Managers
BofA Merrill Lynch
Deutsche Bank Securities
Goldman, Sachs & Co.

Senior Co-Managers
Citi
HSBC
J.P. Morgan
Morgan Stanley
RBS

Co-Managers
Barclays Capital
UBS Investment Bank
The Williams Capital Group, L.P.

February 1, 2010